February 17, 2022
Dear Shareholder:
The attached Joint Information Statement/Prospectus (the “Information Statement”) provides information about a proposed merger of the following six real estate investment trusts (“REITs”) (each a “Target Company” and together, the “Target Companies”):
Fundrise Income eREIT II, LLC;
Fundrise Income eREIT III, LLC;
Fundrise Income eREIT 2019, LLC;
Fundrise Income eREIT V, LLC;
Fundrise eREIT XIV, LLC and
Fundrise Real Estate Investment Trust, LLC.
The Target Companies will be merged with and into Fundrise Income Real Estate Fund, LLC (the “Acquiring Fund”), a newly organized Delaware limited liability company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company that is operated as an “interval fund” (each a “Merger” and together, the “Mergers”).
Fundrise Advisors, LLC (the “Manager”) believes that the Mergers, as discussed more fully in the Information Statement, are in the best interest of each Target Company. The Acquiring Fund is designed to be similar to the Target Companies from an investment perspective.  The interval fund structure of the Acquiring Fund, which requires the Acquiring Fund to commit to mandatory quarterly repurchase offers pursuant to Rule 23c-3 under the 1940 Act, will provide shareholders with the ability to redeem their Acquiring Fund shares at net asset value.  The Acquiring Fund, as an interval fund, is required to offer to redeem between 5% and 25% of outstanding shares each quarter at net asset value. In connection with each quarterly repurchase offer, it is likely that the Acquiring Fund may offer to repurchase only the minimum allowable amount of 5% of its outstanding shares.  In contrast, the Target Companies’ quarterly redemption plan provides for a targeted maximum of 20% of outstanding shares to be redeemed annually.
Pursuant to the operating agreements of the Target Companies, a Merger does not require the approval of shareholders of a Target Company. Rather, the Merger must be approved by the Manager, in its capacity as manager to each of the Target Companies. In addition, as a transaction between affiliates of Rise Companies Corp., sponsor to each Target Company (the “Sponsor”), the Manager and an affiliated entity (i.e., the Acquiring Fund), each Merger must also be approved by William Thomas Lockard, Jr., the independent representative for each Target Company (the “Independent Representative”). With respect to the Target Companies, each Merger was subject to the approval of the Manager and the Independent Representative, which approvals were given on February 14, 2022.
YOUR APPROVAL OF THE MERGERS IS NOT REQUIRED.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
The Information Statement includes detailed information on the Mergers. We urge you to review the information in the Information Statement. You do not need to take any action regarding your account. Your shares of a Target Company will automatically be converted, at net asset value, into shares of equal total value of the Acquiring Fund on a date mutually agreed to by the Merger parties that is anticipated to be no later than June 30, 2022 (unless the Merger parties mutually agree upon a later date).  Each Merger is anticipated to be a tax-free reorganization, which means that shareholders should not be required to pay any U.S. federal income tax in connection with a Merger. Redeeming your shares prior to the Mergers may be a taxable event depending on your individual tax situation. If you have any questions regarding the enclosed Information Statement, please call the Manager at (202) 584-0550 or your financial advisor.

Sincerely,

Benjamin S. Miller
Chief Executive Officer

Fundrise Income Real Estate Fund, LLC

Fundrise Income eREIT II, LLC
Fundrise Income eREIT III, LLC
Fundrise Income eREIT 2019 LLC
Fundrise Income eREIT V, LLC
Fundrise eREIT XIV, LLC
Fundrise Real Estate Investment Trust, LLC

11 Dupont Circle NW, 9th Floor,
Washington, D.C. 20036
(202) 584-0550
JOINT INFORMATION STATEMENT/PROSPECTUS
February 17, 2022

Introduction

This Joint Information Statement/Prospectus (“Information Statement”) contains information related to an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”), dated February 15, 2022, by and among the Fundrise Income Real Estate Fund, LLC (the “Acquiring Fund”) and the following six real estate investment trusts (“REITs”) (each, a “Target Company” and collectively, the “Target Companies”):
Fundrise Income eREIT II, LLC (“Income eREIT II”);
Fundrise Income eREIT III, LLC (“Income eREIT III”);
Fundrise Income eREIT 2019, LLC (“Income eREIT 2019”);
Fundrise Income eREIT V, LLC (“Income eREIT V”);
Fundrise eREIT XIV, LLC (“eREIT XIV”); and
Fundrise Real Estate Investment Trust, LLC (“Income eREIT”).
Per the terms of the Merger Agreement, each Target Company will merge with and into the Acquiring Fund and the Acquiring Fund will continue as the surviving entity (each a “Merger” and together the “Mergers”). This document is also a prospectus for the Acquiring Fund. The Acquiring Fund is a newly organized Delaware limited liability company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company that is operated as an “interval fund.” The Acquiring Fund intends to elect to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).
At the effective time of a Merger, for each respective Target Company, (1) the Target Company will be merged with and into the Acquiring Fund; (2) the assets and liabilities of the Target Company will be merged into the Acquiring Fund; and (3) the total value of the Acquiring Fund shares that shareholders will receive in a Merger will be the same as the total value of the shares of the Target Company that shareholders held immediately prior to the Merger. Immediately following the effective time of a Merger, the Acquiring Fund will distribute the common shares of the Acquiring Fund to shareholders of the Target Company and shareholders of the Target Company receiving shares of the Acquiring Fund through the distribution shall be admitted as shareholders of the Acquiring Fund according to the terms of the Acquiring Fund’s Limited Liability Company Operating Agreement (together with the Limited Liability Company Agreements of the Target Companies, as applicable, the “Operating Agreement”).

Each Merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and shareholders are generally not expected to realize gain or loss for U.S. federal income tax purposes in connection with a Merger, meaning that shareholders should not be required to pay any U.S. federal income tax in connection with a Merger. No sales charges or redemption fees will be imposed in connection with a Merger.
Pursuant to the Operating Agreements of the Target Companies, a Merger does not require the approval of shareholders of the Target Company. Rather, it must be approved by Fundrise Advisors, LLC (the “Manager”), in its capacity as manager of each of the Target Companies. As a transaction between affiliates of Rise Companies Corp., as sponsor to each Target Company (the “Sponsor”), the Manager and an affiliated entity (the Acquiring Fund), each Merger must also be approved by William Thomas Lockard, Jr., the independent representative for each Target Company (the “Independent Representative”). With respect to the Target Companies, each Merger was subject to the approval of the Manager and the Independent Representative, which approvals were given on February 14, 2022.  In addition, the Board of Directors of the Acquiring Fund (the “Board”) approved the Mergers on January 18, 2022.  The Manager and the Independent Representative have determined that each Merger is in the best interest of each respective Target Company and will not dilute the interests of the existing shareholders of each Target Company.  The Mergers are expected to close on a date mutually agreed to by the Merger parties that is anticipated to be no later than June 30, 2022 (unless the Merger parties mutually agree upon a later date).
YOUR APPROVAL OF THE MERGERS IS NOT REQUIRED.  NO ACTION IS NECESSARY IN CONNECTION WITH THIS INFORMATION STATEMENT.
Please read this Information Statement carefully.  This Information Statement is being used in order to reduce the preparation, printing, handling and postage expenses that would result from the use of a separate information statement/prospectus for each Target Company.
Additional information about each Target Company and the Acquiring Fund is available in the following:
•	Offering Circulars for the Target Companies:
o	Income eREIT II
o	Income eREIT III
o	Income eREIT 2019
o	Income eREIT V
o	eREIT XIV
o	Income eREIT
•	Annual and semi-annual reports to shareholders of the Target Companies
•	Prospectus for the Acquiring Fund
•	Statement of Additional Information (“SAI”) for the Acquiring Fund
A copy of the current prospectus of the Acquiring Fund accompanies this Information Statement and is incorporated herein by reference and legally deemed to be part of this Information Statement. The SAI to this Information Statement, dated the same date as this Information Statement, also is incorporated herein by reference and is deemed to be part of, and accompanies, this Information Statement. Each Target Company’s offering circular, the most recent annual reports to shareholders, containing audited financial statements for the most recent fiscal year, and the most recent semi-annual reports to shareholders for the Target Companies are available on the EDGAR Database on the U.S. Securities and Exchange Commission’s (the “SEC”) Internet site at http://www.sec.gov.  Because the Acquiring Fund has not yet commenced operations as of the date of this Information Statement, no annual or semi-annual report is available for the Acquiring Fund at this time.
A copy of this Information Statement will be delivered via email to the email address(es) on file for each Fundrise account.  Any shareholder who wishes to receive a separate Information Statement should contact their Target Company at (202) 584-0550.
Copies of all of the above referenced documents are available upon request without charge by writing to the Target Companies, at 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036, or calling (202) 584-0550. You also may view or obtain these documents on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov, and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.
These securities have not been approved or disapproved by the SEC nor has the SEC passed upon the accuracy or adequacy of this Information Statement. Any representation to the contrary is a criminal offense. An investment in any of the Target Companies or the Acquiring Fund is not a deposit with a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You may lose money by investing in any of the Target Companies or the Acquiring Fund.

i

Comparison of Investment Objectives, Principal Investment Strategies, Principal Investments and Principal Risks	16
Comparison of Fundamental and Non-Fundamental Investment Restrictions	24
Comparison of Shares and Distribution Arrangements	26
Comparison of Purchase and Redemption Procedures and Exchange Rights	26
Comparison of Distribution Policies	28
Comparison of Forms of Organization and Securities to be Issued	29
Where to Find More Information	34
THE MERGERS	35
Summary of the Merger Agreement	35
Considerations in Approving the Mergers	36
Certain U.S. Federal Income Tax Consequences of the Merger	37
Material U.S. Federal Income Tax Consequences of the Mergers	39
REIT Qualification of the Target Company and Acquiring Fund	41
Tax Liabilities and Attributes Inherited from the Target Companies	41
Shareholder Considerations	42
Share Ownership by Large Shareholders, Management and Directors	42
OTHER MATTERS	42
Capitalization	42
WHERE TO FIND ADDITIONAL INFORMATION	43
Exhibits
Exhibit A – Agreement of Merger and Plan of Reorganization	A-1
Exhibit B – Current Investments Held by Each Target Company	B-1

ii

SYNOPSIS
This Information Statement provides information regarding the Merger Agreement that will have the effect of merging each Target Company with and into the Acquiring Fund, as summarized below.  At the effective time of a Merger, for each respective Target Company, (1) the Target Company will be merged with and into the Acquiring Fund; (2) the assets and liabilities of the Target Company will be merged into the Acquiring Fund; and (3) the total value of the Acquiring Fund shares that shareholders will receive in a Merger will be the same as the total value of the shares of the Target Company that shareholders held immediately prior to the Merger.  In calculating the exchange ratio for a Merger for shares of each Target Company and the Acquiring Fund, the net asset value (“NAV”) per share of each Target Company and the Acquiring Fund will be determined in accordance with the requirements of the 1940 Act, Accounting Standards Codification 820 of the Financial Accounting Standards Board’s Generally Accepted Accounting Principles’ guidance, and the valuation procedures and the Operating Agreement of each of the Target Companies and the Acquiring Fund.  Immediately following the effective time of a Merger, the Acquiring Fund will distribute the common shares of the Acquiring Fund to shareholders of the Target Company and shareholders of the Target Company receiving shares of the Acquiring Fund through the distribution shall be admitted as shareholders of the Acquiring Fund according to the terms of the Acquiring Fund’s Operating Agreement.
SUMMARY OF KEY INFORMATION
The following is a summary of certain information contained elsewhere in this Information Statement, in the Merger Agreement, in the offering circulars of the Target Companies, and/or in the prospectus and SAI of the Acquiring Fund. Shareholders should read the entire Information Statement and the prospectus of the Acquiring Fund carefully for more complete information.  The prospectus and this Information Statement should be retained for future reference.
Why are shareholders not being asked to vote on a Merger?
Each Target Company’s Operating Agreement permits reorganizations of the Target Company to occur without seeking a shareholder vote provided that certain conditions are met.  Under each Target Company’s Operating Agreement, a merger must be approved by the Manager and, for certain transactions between affiliates of the Sponsor, the Manager and an affiliated entity, such as these Mergers, the transaction must also be approved by the “Independent Representative.”  In addition, the 1940 Act and the Acquiring Fund’s Operating Agreement permit the reorganization of the Target Companies with and into the Acquiring Fund with the approval of the Board.  The Acquiring Fund is not required to obtain shareholder approval.  The conditions permitting the Mergers to occur without seeking a shareholder vote have been met by each Target Company and by the Acquiring Fund.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Why are you sending me this Information Statement?
You are receiving this Information Statement because you own shares in one or more Target Companies as of the record date of February 15, 2022. This Information Statement contains information that shareholders of the Target Companies should know about the Mergers. This document is also a prospectus for the Acquiring Fund.

What if I do not wish to participate in a Merger?  Am I entitled to dissenters’ rights?
Pursuant to the Operating Agreement of each Target Company, you are not entitled to appraisal or dissenters’ rights for the appraised value of your existing common shares in connection with a Merger or any other transactions contemplated by the Merger Agreement.
After the completion of a Merger, the Acquiring Fund, as an interval fund, will offer to redeem between 5% and 25% of outstanding shares each quarter at NAV.  In connection with each quarterly repurchase offer, it is likely that the Acquiring Fund may offer to repurchase only the minimum allowable amount of 5% of its outstanding shares.   See “Comparison of Purchase and Redemption Procedures and Exchange Rights” below for additional information.
Has the Manager approved the Mergers?
Yes. The Manager has approved the Merger Agreement and Merger with respect to each Target Company.  The Manager has carefully reviewed the Merger Agreement and has determined that each Merger is advisable, in the best interests of each Target Company and the corresponding shareholders, and the interests of each Target Company’s existing shareholders will not be diluted as a result of its Merger.  For more information see “THE MERGERS - Considerations In Approving the Mergers” below.
Has the Independent Representative approved the Mergers?
Yes.  The Independent Representative has approved the Merger Agreement and Merger with respect to each Target Company.  The Independent Representative has determined that each Merger is fair and reasonable, in the best interests of each Target Company and the corresponding shareholders, and the interests of each Target Company’s existing shareholders will not be diluted as a result of its Merger.  For more information see “THE MERGERS - Considerations In Approving the Mergers” below.
Has the Board approved the Mergers?
Yes. The Board has approved the Merger Agreement and each of the Mergers with respect to the Acquiring Fund. The Board has determined that each of the Mergers are fair and reasonable, that each of the Mergers are in the best interests of the Acquiring Fund, and the interests of the Acquiring Fund’s existing shareholders will not be diluted as a result of the Merger. For more information see “THE MERGERS - Considerations In Approving the Mergers” below.
What are the reasons for the Mergers?
The Manager believes that by consolidating the Target Companies into the Acquiring Fund, the Acquiring Fund will be able to streamline operations, cut administrative costs, provide additional liquidity to shareholders, and maximize returns to the benefit of shareholders. Combining the assets of each Target Company into the Acquiring Fund will allow the fixed costs of each Target Company to be spread over a larger asset base.
Further, by combining the Target Companies into one larger fund, the Manager believes the combined entity will be able to be more competitive in the real estate market through its institutional scale, effectuate more deals, increase the total investments of the entity, and unlock leverage from lenders at more attractive pricing than the Target Companies can currently achieve on their own.  A larger fund may allow for investment in a greater number of investment opportunities which may reduce the risk that any one investment poses to fund performance.  The Manager also believes that the interval fund structure of the Acquiring Fund, which requires the Acquiring Fund to commit to mandatory quarterly repurchase offers pursuant to Rule 23c-3 under the 1940 Act, will enable shareholders to pursue a similar investment objective and investment strategies with increased liquidity because shareholders of the Acquiring Fund will be able to redeem their Fund shares at NAV.
What effect will a Merger have on me as a shareholder?
Immediately after a Merger, you will hold shares of the Acquiring Fund that are equal in value to the shares of the Target Company that you held immediately prior to the closing of a Merger. The principal differences between the Target Companies and the Acquiring Fund are described in this Information Statement. The prospectus of the Acquiring Fund that accompanies this Information Statement contains additional information about the Acquiring Fund.
Merger Participants	Total Assets (In Thousands)[1]
Target Companies:
Income eREIT II	$ 85,259
Income eREIT III	$ 32,320
Income eREIT 2019	$ 31,026
Income eREIT V	$ 50,550
eREIT XIV	$ 47,922
Income eREIT	$ 156,068

Pro Forma Combined Acquiring Fund[2]	$ 433,822
(1) As of June 30, 2021
(2) The Pro Forma Combined Acquiring Fund total assets shows the total assets as if all of the Mergers had been completed on June 30, 2021.  The total assets at the time of a Merger may differ from the numbers shown.
What are the costs of the Mergers and who is responsible for paying the costs?
The Manager will bear all costs associated with the Mergers, without reimbursement, on behalf of each Target Company and the Acquiring Fund (directly or through a reduction in future management fees).  The costs of the Mergers are estimated to be approximately $250,000 and include legal counsel fees and independent accountant fees but do not include any portfolio transaction costs arising from a Merger (which will be borne by the respective Target Company and, in any case, are expected to be de minimis).
How do the investment objectives, principal investment strategies and risks of the Target Companies and Acquiring Fund compare?
Investment Objectives
The Acquiring Fund and the Target Companies have similar investment objectives. Each Target Company has a primary investment objective to pay attractive, consistent cash distributions, and to preserve, protect and return capital contributions.  The Acquiring Fund has a primary investment objective to seek current income from which to pay attractive, consistent cash distributions while preserving capital.
In addition, each Target Company has a secondary investment objective to seek to realize growth in the value of its investments by timing the sale of assets to maximize value.  Although not a stated investment objective, the Acquiring Fund may also sell an asset before the end of the expected holding period if the

Manager believes that market conditions have maximized its value to the Acquiring Fund or the sale of the asset would otherwise be in the best interests of shareholders.
The Acquiring Fund’s investment objective is classified as non-fundamental, which means that it can be changed by the Board without shareholder approval. Similarly, each Target Company’s investment objectives may be changed by the Manager at any time without approval of its shareholders.
Investment Strategies
The following chart summarizes the principal investments in which each Target Company and the Acquiring Fund may invest in accordance with their respective current investment objectives. Notably, the Acquiring Fund’s principal investments are the same as those in which most Target Companies may invest, but the Acquiring Fund will also make principal investments in residential real estate and development projects:
Principal Investment:	Included in Investment Strategy of:
Senior Mortgage Loans	Each Target Company and the Acquiring Fund
Subordinate Mortgage Loans (“B-Notes”)	Each Target Company and the Acquiring Fund
Mezzanine Loans	Each Target Company and the Acquiring Fund
Loan Participations	Each Target Company and the Acquiring Fund
Commercial Mortgage-Backed Securities (“CMBs”)	Each Target Company and the Acquiring Fund
Commercial Collateralized Debt Obligations (“CDOs”)	Each Target Company and the Acquiring Fund
Commercial REIT Senior Unsecured Debt	Each Target Company and the Acquiring Fund
Commercial Real Estate Equity Securities (including preferred and joint venture equity securities)	Each Target Company and the Acquiring Fund
Investments Through Majority-Owned Subsidiaries	Each Target Company and the Acquiring Fund
Other Real Estate-Related Assets	Each Target Company and the Acquiring Fund
Commercial Real Estate and Development Projects	eREIT XIV and the Acquiring Fund
Residential Real Estate and Development Projects	Acquiring Fund
Residential Mortgage Backed Securities (“RMBS”)	Acquiring Fund
Residential CDOs	Acquiring Fund
Residential REIT Senior Unsecured Debt	Acquiring Fund
Residential Real Estate Equity Securities (including preferred and joint venture equity securities)	Acquiring Fund
Government Sponsored Enterprises (“GSEs”)	Acquiring Fund
The Acquiring Fund pursues its investment objective by originating, investing in and managing a portfolio of residential and commercial real estate  investments. The Acquiring Fund executes its investment strategy primarily by seeking to invest opportunistically in a broad portfolio of investments across the following primary asset classes:
•	Commercial and residential real property;
•	Commercial and residential real estate loans; and
•	Commercial and residential real estate debt and equity securities
The Manager has broad discretion to allocate the Acquiring Fund’s assets among the three primary asset classes, and other real estate-related assets. Since real estate markets are often cyclical in nature, the Manager does not target specific allocations by investment strategy or geography. The Acquiring Fund will deploy capital into the investment strategy that provides the best opportunities to meet its investment objective.
The Acquiring Fund has a non-fundamental policy (i.e., it can be changed without approval of the shareholders) to invest, under normal circumstances, at least 80% of its net assets (plus the amount of any borrowing for investment purposes) in a portfolio of residential and commercial real estate, the securities of real estate and real estate-related issuers, and real estate-related loans or other real estate debt securities. For this purpose, real estate-related companies are those that derive at least 50% of their revenues or profits from the ownership, construction, management, financing or sale of real estate, or have at least 50% of the fair market value of their assets invested in real estate.  Although no Target Company states a specific percentage, each Target Company is managed such that substantially all of the assets of a Target Company are invested in real estate.  Furthermore, in order to operate as a REIT, at least 75% of a Target Companies’ total assets must be invested in real estate, cash or U.S. Treasury securities.
The Acquiring Fund anticipates that certain of the Acquiring Fund’s private commercial real estate investments may be in investments related to multifamily and single family residential real estate that is commercially owned, financed, and managed. These commercially owned, financed, and managed residential real estate assets are considered to be a type of commercial real estate. These investments may include, but will not be limited to, professionally-managed communities of single-family rentals that are purpose “build-for-rent” properties frequently located in contiguous portfolios, professionally-managed multifamily properties, or land to support new homebuilding construction, whether for single family or multifamily units.  Generally, real estate properties in which the owner owns and occupies the property as a residence is considered to be solely residential real estate as opposed to single family or multi-family rental properties which are considered to be a type of commercial real estate.
eREIT XIV also focuses its investments on commercial real estate properties and development projects.  eREIT XIV may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties.  eREIT XIV also focuses on acquiring properties with significant possibilities for capital appreciation, such as those requiring development, redevelopment or repositioning, those located in markets with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.  eREIT XIV also may invest in real estate-related securities, including securities issued by other real estate companies, either for investment or in change of control transactions completed on a negotiated basis or otherwise, and in bridge and mezzanine loans that may lead to an opportunity to purchase a real estate interest.  eREIT XIV also may make or invest in commercial mortgage-backed securities, mortgage loans and Section 1031 tenant-in-common interests

The Acquiring Fund will also invest directly in income generating properties and other real estate that generates current payments and may acquire, hold and finance land for future development.  These may be any type of property, including properties that require capital improvement or “lease-up” (vacant property which require tenants to sign a lease to occupy) and land for development or new construction, to enhance shareholder returns.  The Acquiring Fund focuses on major metropolitan areas and other markets and submarkets that are deemed likely to benefit from ongoing population shifts and/or that are poised for high growth potential.

Each Target Company, currently focuses its investments on real estate-related debt and other real estate-related assets, where the underlying assets primarily consist of commercial real estate properties.  eREIT XIV additionally focuses its investments on commercial real estate properties and development projects.  As such, immediately after Mergers, the Acquiring Fund, as a combination of each Target Company, is expected to have a portfolio invested in real estate-related debt and other real estate-related assets with investments in residential and commercial real estate held for future development.  The Manager will have broad discretion to invest the Acquiring Fund’s assets across (i) commercial and residential real property; (ii) commercial and residential real estate loans; and (iii) commercial and residential real estate debt and equity securities, as well as other real estate-related assets.

Each Target Company and the Acquiring Fund may invest in securities of any credit quality, maturity and duration to enhance its income and capital appreciation potential and to provide liquidity to the overall portfolio. This may include, without limit, securities that are rated below investment grade by rating agencies or unrated securities that would be rated below investment grade if they were rated. The Manager expects that a majority of the real estate-related debt investments will be in secured, unrated real estate loans and debt, as well as debt securities that are rated investment grade. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.”

Each Target Company and the Acquiring Fund may selectively employ leverage to enhance total returns to shareholders through a combination of senior financing on real estate acquisitions, secured facilities, and capital markets financing transactions. The Manager, as manager to each Target Company and as investment adviser to the Acquiring Fund, may from time to time modify each Target Company’s and the Acquiring Fund‘s leverage policy in its discretion.

Summary of Portfolio-wide Leverage Limits:
Target Company/Acquiring Fund	Portfolio-wide Leverage Target
Income eREIT II	40-60%
Income eREIT III	40-60%
Income eREIT 2019	40-60%
Income eREIT V	40-60%
eREIT XIV	50-85%
Income eREIT	50-85%
Acquiring Fund	0-33.33%
The Acquiring Fund does not expect to use leverage during the first 12 months of operations.  The Acquiring Fund’s use of leverage is limited by the 1940 Act.  Target Company leverage will be paid off prior to each Merger such that the Acquiring Fund will have 0% leverage at its inception.
As of June 30, 2021, the Target Companies were invested in the following securities, project types, and market locations:
Target Company	Investment Types	Project Types	Locations
Income eREIT II	Preferred Equity, Senior Debt, Mezzanine Debt and JV Equity	Multifamily and Land	Fort Myers, FL; Pooler, GA; Upland, CA; Union City, CA; El Mirage, AZ; Piano, TX; Lewisville, TX; Tampa, FL
Income eREIT III	Senior Debt and JV Equity	Multifamily and Land	Los Angeles, CA; Savannah, GA; Garden City, GA
Income eREIT 2019	Senior Debt and JV Equity	Multifamily and Land	Los Angeles, CA; North Charleston, SC; Greenville, SC

Income eREIT V	Senior Debt, Mezzanine Debt, JV Equity and Held-to-Maturity Debt	Multifamily and Land	Atlanta, GA; Van Nuys, CA; Forney, TX; Antioch, TN; Houston, TX
eREIT XIV	Mezzanine Debt, JV Equity and Preferred Equity	Multifamily	Arlington, TX; Sunrise, FL; Conyers, GA; Tampa, FL; Charlotte, NC
Income eREIT	Preferred Equity, Senior Debt, JV Equity and Wholly-Owned Investments	Hotel, Multifamily and Land	Pittsburgh, PA; Springfield, MO; Fort Myers, FL; Washington, DC; Los Angeles, CA; San Pedro, CA; Union City, CA; Plantation, FL; Dade City, FL; Conyers, GA
For more detailed information, see the section entitled “ADDITIONAL INFORMATION ABOUT THE TARGET COMPANIES AND THE ACQUIRING FUND-Comparison of Investment Objectives, Principal Investment Strategies, Principal Investments and Principal Risks.”
Principal Risks
Even with similar investment strategies, there are certain differences between the principal risks of the Target Companies and Acquiring Fund due to their differing structures (the Target Companies being offered pursuant to Regulation A, and, at times, Regulation D, are not registered under the 1940 Act as compared with the Acquiring Fund operating as a closed-end interval fund registered under the 1940 Act). For instance, because the Acquiring Fund is a newly established fund that operates as a non-listed closed-end interval fund registered under the 1940 Act, it is subject to Non-Listed Closed-End Interval Fund; Liquidity Risk, Repurchase Offers Risk, and New Fund Risk.
With regards to Non-Listed Closed-End Interval Fund; Liquidity Risk, the Acquiring Fund is organized as a non-listed closed-end investment management company operating as an interval fund and does not expect a secondary market to develop for its shares, and therefore it faces certain liquidity concerns not typical of a closed-end fund. Each Target Company faces similar liquidity risks, but is not organized as a closed-end interval fund.
With regards to Repurchase Offers Risk, the Acquiring Fund’s requirement to make quarterly repurchase offers and the need to fund repurchase obligations may affect the ability of the Acquiring Fund to be fully invested or may force the Acquiring Fund to maintain a higher percentage of its assets in liquid investments, which could negatively impact the Acquiring Fund’s investment performance. Although the Target Companies seek to make quarterly repurchase offers, it is not a requirement.
With regards to New Fund Risk, as of the date of this Information Statement, the Acquiring Fund has no operating history, and therefore prospective investors have no track record and history on which to base their investment decisions, and the Acquiring Fund is subject to business risks and uncertainties associated with any new business.  Due to each Target Company being structured as a REIT that it is not required to register as an investment company under the 1940 Act, they are subject to certain risks that do not apply to the Acquiring Fund. For instance, each Target Company is subject to certain rules and regulations that the Acquiring Fund is not, including rules and regulations limiting the amount of funds it can raise through a Regulation A offering.
The section below entitled “ADDITIONAL INFORMATION ABOUT THE TARGET COMPANIES AND THE ACQUIRING FUND - Comparison of Investment Objectives, Principal Investment Strategies, Principal Investments and Principal Risks” further compares the principal investment strategies and risks of each Target Company with the investment strategies and risks of the Acquiring Fund and highlights certain key differences.  In addition, Exhibit B highlights the current investments held by each Target Company.
How do the expenses of the Target Companies compare to the Acquiring Fund?
The tables below provide a summary comparison of the expenses of each Target Company and the Acquiring Fund, as well as estimated expenses on a pro forma basis giving effect to the proposed Mergers, but not including the costs of the Mergers. The pro forma expense ratios show projected estimated expenses, assuming the Mergers are completed, but actual expenses may be greater or less than those shown. For accounting and financial information purposes, the Acquiring Fund will be the accounting survivor of the Mergers and, as such, the historical financial and performance information of each Target Company will not continue post-Merger.  The Acquiring Fund’s financial and performance information will begin on a post-Merger basis.
Each Target Company pays the Manager a quarterly asset management fee equal to an annualized rate of 0.85% based on the Target Companies’ NAV at the end of each prior semi-annual period. In certain circumstances the NAV may have decreased or increased, causing the percentage fee to calculate at rate higher or lower than 0.85% as of June 30, 2021 despite the fee being assessed appropriately and in accordance with the Target Companies offering document.

			Pro forma *
	Income eREIT II*	Acquiring Fund*	Acquiring Fund after Mergers with all of the Target Companies
Shareholder Transaction Expenses
Maximum Sales Load (as a percentage of offering price)	None	None	None
Dividend Reinvestment and Cash Purchase Plan Fees	None	None	None
Annual Fund Operating Expenses (as a percentage of net assets attributable to the shares)[1]
Management Fees	0.89%	0.85%	0.85%
Interest Payments on Borrowed Funds	None	None[2]	None[2]
Other Expenses	0.30%	0.41%[3]	0.41%[3]
Property Level Expenses	None	None[4]	None[4]
Total Annual Fund Operating Expenses	1.19%	1.26%	1.26%

			Pro forma *
	Income eREIT III*	Acquiring Fund*	Acquiring Fund after Mergers with all of the Target Companies
Shareholder Transaction Expenses
Maximum Sales Load (as a percentage of offering price)	None	None	None
Dividend Reinvestment and Cash Purchase Plan Fees	None	None	None
Annual Fund Operating Expenses (as a percentage of net assets attributable to the shares)[1]
Management Fees	0.82%	0.85%	0.85%
Interest Payments on Borrowed Funds	0.15%	None[2]	None[2]
Other Expenses	0.29%	0.41%[3]	0.41%[3]
Property Level Expenses	None	None[4]	None[4]
Total Annual Fund Operating Expenses	1.26%	1.26%	1.26%

			Pro forma *
	Income eREIT 2019*	Acquiring Fund*	Acquiring Fund after Mergers with all of the Target Companies
Shareholder Transaction Expenses
Maximum Sales Load (as a percentage of offering price)	None	None	None
Dividend Reinvestment and Cash Purchase Plan Fees	None	None	None
Annual Fund Operating Expenses (as a percentage of net assets attributable to the shares)[1]
Management Fees	0.90%	0.85%	0.85%
Interest Payments on Borrowed Funds	None	None[2]	None[2]
Other Expenses	0.52%	0.41%[3]	0.41%[3]
Property Level Expenses	None	None[4]	None[4]
Total Annual Fund Operating Expenses	1.42%	1.26%	1.26%

			Pro forma *
	Income eREIT V*	Acquiring Fund*	Acquiring Fund after Mergers with all of the Target Companies
Shareholder Transaction Expenses
Maximum Sales Load (as a percentage of offering price)	None	None	None
Dividend Reinvestment and Cash Purchase Plan Fees	None	None	None
Annual Fund Operating Expenses (as a percentage of net assets attributable to the shares)[1]
Management Fees	0.92%	0.85%	0.85%
Interest Payments on Borrowed Funds	0.05%	None[2]	None[2]
Other Expenses	0.53%	0.41%[3]	0.41%[3]

			Pro forma *
	Income eREIT V*	Acquiring Fund*	Acquiring Fund after Mergers with all of the Target Companies
Property Level Expenses	0.00%	None[4]	None[4]
Total Annual Fund Operating Expenses	1.50%	1.26%[5]	1.26%[5]

			Pro forma *
	eREIT XIV*	Acquiring Fund*	Acquiring Fund after Mergers with all of the Target Companies
Shareholder Transaction Expenses
Maximum Sales Load (as a percentage of offering price)	None	None	None
Dividend Reinvestment and Cash Purchase Plan Fees	None	None	None
Annual Fund Operating Expenses (as a percentage of net assets attributable to the shares)[1]
Management Fees	0.41%	0.85%	0.85%
Interest Payments on Borrowed Funds	None	None[2]	None[2]
Other Expenses	0.68%	0.41%[3]	0.41%[3]
Property Level Expenses	None	None[4]	None[4]
Total Annual Fund Operating Expenses	1.09%	1.26%	1.26%

			Pro forma *
	Income eREIT*	Acquiring Fund*	Acquiring Fund after Mergers with all of the Target Companies
Shareholder Transaction Expenses
Maximum Sales Load (as a percentage of offering price)	None	None	None
Dividend Reinvestment and Cash Purchase Plan Fees	None	None	None
Annual Fund Operating Expenses (as a percentage of net assets attributable to the shares)[1]
Management Fees	0.85%	0.85%	0.85%
Interest Payments on Borrowed Funds	0.00%	None[2]	None[2]
Other Expenses	0.42%	0.41%[3]	0.41%[3]
Property Level Expenses	None	None[4]	None[4]
Total Annual Fund Operating Expenses	1.27%	1.26%	1.26%

*Expense ratios reflect annual fund operating expenses as of June 30, 2021 for the Target Companies, the Acquiring Fund and on a pro forma basis.  Pro forma numbers are estimated as if the Mergers had been completed as of January 1, 2021 and the Acquiring Fund experienced combined operations since that time and do not include the estimated costs of the Mergers.  The Manager will bear all costs associated with the Mergers.

[1]
These values are estimated for the Acquiring Fund as it has not commenced operations.  Estimates are based on Acquiring Fund net assets of $400,000,000. Actual expenses will depend on the Acquiring Fund’s net assets, which will be affected by the number of shares the Acquiring Fund sells in its offering. For example, if the Acquiring Fund were to raise proceeds significantly less than this amount, net assets would be significantly lower and some expenses as a percentage of net assets would be significantly higher. There can be no assurance that the Acquiring Fund will raise $400,000,000 in proceeds.

[2]
The table assumes the Acquiring Fund’s use of leverage in an amount equal to 0% of the Acquiring Fund’s total assets (less all liabilities and indebtedness not represented by 1940 Act leverage), as the Acquiring Fund does not expect to use leverage during the first 12 months of operation. The Acquiring Fund’s actual interest costs associated with leverage may differ from the estimates above.

[3]
Other Expenses are based on estimated amounts for the current fiscal year of the Acquiring Fund. Other Expenses include professional fees, offering expenses, and other general and administrative expenses. Additionally, Other Expenses include Acquired Fund Fees and Expenses, which are estimated to be less than 0.01% of the average net assets of the Acquiring Fund. Acquired Fund Fees and Expenses are the indirect costs of investing in other investment companies and other pooled investment vehicles, including private real estate funds, that would be investment companies but for Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

[4]
Estimated fees and expenses related to property management, disposition expenses, any other expenses related to investments in consolidated real property of the Acquiring Fund’s Real Estate Investment Vehicles (including real estate and property taxes and interest payments on properties held in the Acquiring Fund’s Real Estate Investment Vehicles). Although the Acquiring Fund does not anticipate any property level expenses related to investments in consolidated real property, the Acquiring Fund does expect that its unconsolidated operating entities will incur property level expenses, the costs of which will be indirectly borne by shareholders.  As currently structured, however, such entities do not bear any property level expenses.

Expense Tables and Expense Examples
Expense Examples
These Examples are intended to help you compare the costs of investing in a Target Company or the Acquiring Fund with the cost of investing in other funds. Pro forma combined costs of investing in the Acquiring Fund after giving effect to the Mergers are also provided. All costs are based upon the information set forth in the Fee Tables above.
These Examples assume that you invest $1,000 for the time periods indicated and show the expenses that you would pay if you redeem all of your shares at the end of those time periods. These Examples also assume that your investment has a 5.00% return each year and that the operating expenses remain the same.  Although your actual returns and costs may be higher or lower, based on these assumptions your costs would be:
	1 Year	3 Years	5 Years	10 Years
Income eREIT II	$ 12	$ 39	$ 69	$ 157
Income eREIT III	$ 13	$ 42	$ 73	$ 167
Income eREIT 2019	$ 15	$ 47	$ 82	$ 187
Income eREIT V	$ 16	$ 50	$ 87	$ 199
eREIT XIV	$ 11	$ 36	$ 63	$ 144
Income eREIT	$ 13	$ 42	$ 74	$ 168
Acquiring Fund	$ 13	$ 41	$ 71	$ 161
Pro Forma Acquiring Fund	$ 13	$ 41	$ 71	$ 161

These Examples above should not be considered a representation of a Target Company’s or the Acquiring Fund’s future expenses, and actual expenses may be greater or less than those shown. While the Example assumes a 5.00% annual return, as required by the SEC, the performance will vary and may result in a return greater or less than 5.00%.

For further discussion regarding the Manager’s consideration of the fees and expenses of the Acquiring Funds in approving the Mergers, see the section entitled “THE MERGERS – Considerations in Approving the Mergers” in this Information Statement.
How do the management, investment adviser and other service providers of the Target Companies compare to those of the Acquiring Fund?
The Acquiring Fund is overseen by the Board and officers appointed by the Board while the Target Companies have no employees and are instead overseen by the Manager. The Manager is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended, and serves as investment adviser for the Acquiring Fund and as the manager to the Target Companies. As the manager to a Target Company, Manager establishes an investment committee to assist in fulfilling oversight responsibilities by (1) considering and approving of each investment made by a Target Company, (2) establishing investment guidelines and overseeing investments, and the investment activity of other accounts and funds held for the Target Company’s benefit and (3) overseeing the investment activities of certain subsidiaries.
During the fiscal year ended December 31, 2020, the Manager received a fee from each Target Company equal to an annualized rate of 0.85%, based on the Target Companies’ NAV at the end of each prior semi-annual period.  This fee rate is determined by the Manager in its sole discretion but cannot exceed an annualized rate of 1.00%.  In addition, the Manager, or an affiliate of the Manager, is entitled to reimbursement for costs incurred in connection with the special servicing of any non-performing asset, as well as origination fees that are generally paid by the joint-venture, borrowers or co-investors.
For each Target Company except Income eREIT and Income eREIT II, upon liquidation of any of equity investments in real estate, such Target Company will reimburse the Manager for actual expenses incurred on such Target Company’s behalf in connection with such liquidation and will pay the Manager up to 1.50% of the gross proceeds from such liquidation if the Manager is acting as the developer or is engaged by the developer to sell the project.  For each Target Company except Income eREIT and Income eREIT II, the Manager, or an affiliate of the Manager, is entitled to a quarterly development fee of 5.00% of the total development costs, excluding property; however, each such Target Company will not charge such development fee unless it is net of the fee being charged by the developer of the project or there is no outside developer of the project. In addition, the Manager, or an affiliate of the Manager, is entitled to a reimbursement for any special servicing expenses for any non-performing asset as well as acquisition and origination fees that may be paid by the co-investor, joint venture borrower or property holding entity.
The Acquiring Fund will pay the Manager a fee calculated and payable monthly in arrears at the annual rate of 0.85% of the Acquiring Fund’s average daily NAV for investment management services.  The Manager also performs certain administrative, fund accounting, and shareholder services for the Acquiring Fund.
Fundrise Advisors, LLC is located at 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036. Manager has acted as an investment adviser since its organization in 2014. As of June 30, 2021, Manager had $1.7 billion assets under management. Manager is a wholly owned subsidiary of Sponsor.
Millennium Trust Company, LLC (“Millennium”), which has its principal office at Spring Road, Oak Brook, IL 60523, serves as the Acquiring Fund’s custodian for the securities and cash of the Acquiring Fund’s portfolio.

KPMG LLP (“KPMG”) is the independent registered public accounting firm for the Acquiring Fund and will perform an annual audit of the Acquiring Fund’s financial statements. KPMG is located at 8350 Broad Street, Suite 900, McLean, VA 22102.
RSM US LLP (“RSM”) is the independent auditor for each Target Company, except Income eREIT, and performs an annual audit of the Target Company’s financial statements. RSM is located at 1861 International Dr Ste 400 McLean, VA, 22102-4412.   On August 19, 2021, RSM was dismissed as independent auditor for Income eREIT.  Beginning with the fiscal year ended December 31, 2021, KPMG is the independent auditor for the Income eREIT and performs an annual audit of the Income eREIT’s financial statements.  KPMG is located at 8350 Broad Street, Suite 900, McLean, VA 22102.  Prior to the fiscal year ended December 31, 2021, RSM served as the independent auditor of Income eREIT.
The administrator and transfer agent is the same for each Target Company and the Acquiring Fund as shown in the table below.
Service Provider
Administrator	Fundrise Advisors, LLC 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036
Transfer Agent	Computershare, Inc. (and its wholly-owned subsidiary Computershare Trust Company, N.A.) 250 Royall Street Canton Massachusetts, 02021
How do the purchase and redemption procedures and exchange policies of the Target Companies compare to those of the Acquiring Fund?
Purchase procedures
Shares of the Target Companies and the Acquiring Fund are primarily offered through an investment platform available online at www.fundrise.com and through various mobile applications sponsored by the Sponsor (collectively referred to herein as the “Fundrise Platform”), are not listed on any national securities exchange and offer quarterly share redemption plans. The Acquiring Fund is a closed-end interval fund that is intended to be treated as a REIT, which is not listed on a national securities exchange and provides for purchases of shares at NAV whereas the Target Companies are REITs whose shares may be purchased at a purchase price that is adjusted periodically and may be subject to certain limitations regarding offering its shares under Regulation A and Regulation D of the Securities Act of 1933, as amended (the “1933 Act”).
Redemption procedures
The Target Companies’ quarterly redemption plan provides for a targeted maximum of 20% of outstanding shares to be redeemed annually.  The Target Companies redemption plan is subject to the  Manager’s ability to amend, suspend, or terminate the redemption plan at any time.  Under each Target Company’s redemption plan, for the first 5 years in which the common shares are held, the per share redemption price will be calculated as 99% of the NAV per share for the Target Company’s common shares in effect at the time of the redemption request.  There is no penalty charged for redemption requests made upon the death or “qualified disability” of a shareholder.  The common shares of the Target Company held by a shareholder are redeemed on a first in first out basis, meaning those common shares that have been continuously held for the longest amount of time by such shareholder will be redeemed first.

  The Acquiring Fund, as an interval fund, is required pursuant to Rule 23c-3 under the 1940 Act to offer to redeem between 5% and 25% of outstanding shares each quarter at NAV. In connection with each quarterly repurchase offer, it is likely that the Acquiring Fund may offer to repurchase only the minimum allowable amount of 5% of its outstanding shares.
Exchange procedures
No Target Company or the Acquiring Fund offers pre-emptive, exchange or conversion rights.
For more information see, “ADDITIONAL INFORMATION ABOUT THE TARGET COMPANIES AND THE ACQUIRING FUND — Comparison of Purchase and Redemption Procedures and Exchange Rights.”
How do the sales charges and distribution arrangements of the Target Companies compare to those of the Acquiring Fund?
None of the Target Companies, nor the Acquiring Fund, sells shares subject to a sales charge or charge any distribution fees.
How do the dividend and capital gain distributions of the Target Companies compare to those of the Acquiring Fund?
Each Target Company and the Acquiring Fund expects that it will declare and make distributions on a quarterly basis, or more or less frequently as determined by the independent directors of the Board with input from the Manager (and subject to the requirements of Rule 23c-3 of the 1940 Act), with respect to the Acquiring Fund, or the Manager, with respect to the Target Companies, in arrears. The distribution rate may be modified by the Board or Manager, as the case may be, from time to time. The Board, or in the case of the Target Companies, the Manager, reserves the right to change or suspend the distribution policy from time to time.
Each Target Company and the Acquiring Fund is subject to the REIT distribution requirements, which generally require that the Target Company and Acquiring Fund make aggregate annual distributions to shareholders of at least 90% of the Target Company’s and Acquiring Fund’s REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if the required minimum distributions under the REIT rules are made, the Target Company and Acquiring Fund will be subject to U.S. federal income and excise taxes on undistributed taxable income and gains, if any. As a result, each Target Company and the Acquiring Fund intends to make additional distributions, beyond the minimum REIT distribution, to avoid such potential income and excise taxes.  Each Target Company and the Acquiring Fund may distribute its own shares in lieu of making a cash distribution and may make distributions from cash flow or through other sources, such as borrowing and cash saved from fee waivers, if any.
Each Target Company and the Acquiring Fund may, at times, be limited in its ability to pay dividends.  Reasons for such restrictions include, but are not limited to: (i) customary covenants in future credit facilities; (ii) delays the Acquiring Fund encounters in the selection and origination of income-producing loans and other assets; (iii) defaults on entity level debt; and (iv) unforeseen events, including events related to the COVID-19 pandemic.

Will the Acquiring Fund have different portfolio managers than a Target Company?
No.  There will be no changes in the portfolio managers.  The investment decisions of a Target Company and the Acquiring Fund are made by an investment committee.  The Investment Committee is responsible for (i) considering and approving each investment made by a Target Company and the Acquiring Fund, (ii) establishing a Target Company’s and the Acquiring Fund’s investment strategies and policies and overseeing a Target Company’s and the Acquiring Fund’s investments, and the investment activity of other accounts and funds held for the benefit of the Target Company and Acquiring Fund, and (iii) overseeing the investment activities of certain of a Target Company’s and Acquiring Fund’s Real Estate Investment Vehicles (primarily entities affiliated with or managed by the Manager, wholly owned subsidiaries and joint venture entities).
After the completion of the Mergers, the members of the Investment Committee will act as the portfolio managers of the Acquiring Fund and will be the same individuals who made up the Investment Committee for each Target Company.  Each portfolio manager will be the initial portfolio manager of the Acquiring Fund and will serve at the time of inception.
Portfolio Manager	Titles
Benjamin Miller	Portfolio Manager and Chief Executive Officer of the Manager
Brandon Jenkins	Portfolio Manager and Chief Operating Officer of the Manager
R. Whitaker Booth	Portfolio Manager and Senior Vice President of Real Estate at the Sponsor
How does a Target Company, which operates so as not to require registration under the 1940 Act, differ from the Acquiring Fund which will operate as a closed-end interval fund subject to the 1940 Act?
Each Target Company conducts its operations so as not to require registration under the 1940 Act.  The Target Companies periodically offer shares through exempt offerings and so receive only periodic asset in-flows.  The Target Companies make quarterly redemptions, but are not required to do so and the Manager has discretion to limit or cease any such redemptions.  Each Target Company has elected to be treated as a REIT, which means that each Target Company generally will not be subject to U.S. federal income tax so long as it distributes its income to its shareholders.  The Target Companies calculate NAV on a semi-annual basis and any purchases are made at the NAV then in effect for that period.
In comparison, the Acquiring Fund will be registered under the 1940 Act as a closed-end interval fund that also intends to be treated as a REIT, which means that the Acquiring Fund generally will not be subject to U.S. federal income tax so long as it distributes its income to shareholders.  As a registered fund, the Acquiring Fund will be subject to additional legal requirements, restrictions, and SEC oversight.  In addition, and unlike each Target Company, the Acquiring Fund will have a Board made up, initially, of 4 directors, 3 of whom are not “interested persons” of the Acquiring Fund, as that term is defined in the 1940 Act.  The Board is responsible for the oversight of the Acquiring Fund and has an obligation to act in the interest of shareholders.

As an interval fund, and unlike most closed-end funds which typically list their shares on a securities exchange, the Acquiring Fund does not currently intend to list its shares for trading on any securities exchange and does not expect any secondary market to develop for the shares in the foreseeable future. To provide some liquidity to shareholders, the Acquiring Fund will have a fundamental policy that will require it to conduct quarterly repurchase offers for between 5% and 25% of the Acquiring Fund’s outstanding shares at NAV, subject to certain conditions.  Such repurchases are referred to as “mandatory repurchases” because the Acquiring Fund is required to conduct the repurchase offer unless certain limited circumstances occur.  The Acquiring Fund’s Board will approve the percentage of Acquiring Fund shares to be repurchased each quarter with input from the Manager.
In connection with each quarterly repurchase offer, it is likely that the Acquiring Fund may offer to repurchase only the minimum allowable amount of 5% of its outstanding shares.  There is no guarantee that shareholders will be able to redeem all of the shares they desire to during any given mandatory redemption offer because shareholders, as a group, may wish to sell more than the percentage of the Acquiring Fund’s shares being repurchased.  However, the Acquiring Fund is intended to offer shareholders greater liquidity than is offered by a Target Company.
Unlike the Target Companies, beginning on the date that the Acquiring Fund commences the continuous offering of its stock, the NAV per share of the Acquiring Fund will be determined daily, as of the close of regular trading on the New York Stock Exchange (“NYSE”) (normally, 4:00 p.m., Eastern time) on each day that the NYSE is open. Prior to such date, the NAV per share of the Acquiring Fund will be determined less frequently, in accordance with the requirements of Rule 23c-3 under the 1940 Act.  Shares of the Acquiring Fund will be purchased at the NAV next calculated after the Acquiring Fund receives your subscription in proper form, instead of at the NAV in effect for that semi-annual period as is used for purchases of Target Company shares.

Will there be any U.S. federal income tax consequences resulting from the Mergers?
Each Merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and delivery of a legal opinion to that effect is a condition of closing of a Merger, although there can be no assurance that the Internal Revenue Service (“IRS”) will adopt a similar position. Assuming that a Merger qualifies as a reorganization, U.S. holders (as hereinafter defined) of shares in a Target Company generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Acquiring Fund shares in exchange for such Target Company’s shares in connection with such Merger.  However, it is important that shareholders of the Target Companies review the discussion below under the heading “Certain U.S. Federal Income Tax Considerations Relating to the Mergers,” and consult their tax adviser about state and local tax consequences of a Merger, if any, because the information about tax consequences in this Information Statement relates only to the U.S. federal income tax consequences of the Mergers.
Will the Target Companies undergo any portfolio repositioning due to the Mergers?
None of the Target Companies are expected to reposition their portfolios in anticipation of the Mergers.
When are the Mergers expected to occur?
It is anticipated that each Merger will occur on a date mutually agreed to by the Merger parties that is anticipated to be no later than June 30, 2022 (unless the Merger parties mutually agree upon a later date).
What will happen if a Merger does not occur?
If a Merger does not otherwise close, the Manager, on behalf of the Target Company, will consider what additional action to take. The Merger Agreement may be terminated and a Merger may be abandoned at any time by mutual agreement of the parties. The Merger Agreement may be amended or modified in a writing signed by the parties to the Merger Agreement.  If a Merger does not close with respect to a Target Company for any reason, a Merger may still be completed with respect to any or all other Target Companies.
Where can I find more information about the Target Companies, the Acquiring Fund and the Mergers?
Additional information about the Acquiring Fund can be found in its prospectus and SAI.  Additional information about the Target Companies can be found in their respective offering documents and private placement memorandum.  The remainder of this Information Statement contains additional information about the Mergers. You are encouraged to read the entire document. If you need any assistance, or have any questions regarding the Mergers, please call the Manager at (202) 584-0550.
ADDITIONAL INFORMATION ABOUT THE TARGET COMPANIES AND THE ACQUIRING FUND
Comparison of Investment Objectives, Principal Investment Strategies, Principal Investments and Principal Risks
The following section compares the investment objectives, principal investment strategies, principal investments and principal risks of each Target Company with the investment objectives, principal investment strategies, principal investments and principal risks of the Acquiring Fund and highlights any key differences. Following a Merger, the Acquiring Fund’s risks will apply to shareholders of the combined Fund.
The following chart shows the principal investments in which each Target Company and the Acquiring Fund may invest. Notably, the Acquiring Fund’s principal investments  are the same as those in which most Target Companies may invest, but the Acquiring Fund will also make principal investments in residential real estate and development projects.  Prior to the Mergers, the Acquiring Fund will have no investments of its own.  As such, immediately following the Merger, the Acquiring Fund will be invested in the following assets to the same extent the Target Companies invest in such assets.
Principal Investment:	Included in Investment Strategy of:
Senior Mortgage Loans	Each Target Company and the Acquiring Fund
Subordinate Mortgage Loans (“B-Notes”)	Each Target Company and the Acquiring Fund
Mezzanine Loans	Each Target Company and the Acquiring Fund
Loan Participations	Each Target Company and the Acquiring Fund
Commercial Mortgage-Backed Securities (“CMBs”)	Each Target Company and the Acquiring Fund
Commercial Collateralized Debt Obligations (“CDOs”)	Each Target Company and the Acquiring Fund
Commercial REIT Senior Unsecured Debt	Each Target Company and the Acquiring Fund
Commercial Real Estate Equity Securities (including preferred and joint venture equity securities)	Each Target Company and the Acquiring Fund
Investments Through Majority-Owned Subsidiaries	Each Target Company and the Acquiring Fund
Other Real Estate-Related Assets	Each Target Company and the Acquiring Fund
Commercial Real Estate and Development Projects	eREIT XIV and the Acquiring Fund
Residential Real Estate and Development Projects	Acquiring Fund
Residential Mortgage Backed Securities (“RMBS”)	Acquiring Fund
Residential CDOs	Acquiring Fund
Residential REIT Senior Unsecured Debt	Acquiring Fund

Residential Real Estate Equity Securities (including preferred and joint venture equity securities)	Acquiring Fund
Government Sponsored Enterprises (“GSEs”)	Acquiring Fund
For a list of recent Target Company holdings, see Exhibit B.  For more information as to the investment objectives, principal investment strategies and principal risks, see the sections titled “Investment Objective, Strategies and Policies” and “Risk Factors” in the Acquiring Fund’s prospectus and “Investment Objective and Policies” in the SAI.  For more information about the Target Companies see their respective offering circulars.  The cover page of this Information Statement describes how you can obtain copies of these documents.  As of June 30, 2021, the Target Companies were invested in the following securities, project types, and market locations:
Target Company	Investment Types	Property Types	Locations
Income eREIT II	Preferred Equity	Multifamily	Fort Myers, FL
Income eREIT II	Preferred Equity	Multifamily	Pooler, GA
Income eREIT II	Senior Debt	Land	Upland, CA
Income eREIT II	Senior Debt	Land	Union City, CA
Income eREIT II	Mezzanine Debt	Multifamily	El Mirage, AZ
Income eREIT II	JV Equity	Multifamily	Piano, TX
Income eREIT II	JV Equity	Multifamily	Lewisville, TX
Income eREIT II	JV Equity	Multifamily	Tampa, FL
Income eREIT III	Senior Debt	Land	Los Angeles, CA
Income eREIT III	JV Equity	Multifamily	Savannah, GA; Garden City, GA
Income eREIT 2019	Senior Debt	Land	Los Angeles, CA
Income eREIT 2019	JV Equity	Multifamily	North Charleston, SC
Income eREIT 2019	JV Equity	Multifamily	Greenville, SC
Income eREIT V	Senior Debt	Land	Atlanta, GA
Income eREIT V	Senior Debt	Multifamily	Van Nuys, CA
Income eREIT V	Mezzanine Debt	Multifamily	Forney, TX
Income eREIT V	JV Equity	Multifamily	Antioch, TN
Income eREIT V	JV Equity	Multifamily	Houston, TX
Income eREIT V	Held-to-Maturity Debt	N/A	N/A
eREIT XIV	Mezzanine Debt	Multifamily	Arlington, TX
eREIT XIV	Preferred Equity	Multifamily	Sunrise, FL
eREIT XIV	JV Equity	Multifamily	Conyers, GA
eREIT XIV	JV Equity	Multifamily	Tampa, FL
eREIT XIV	JV Equity	Multifamily	Charlotte, NC
Income eREIT	Preferred Equity	Hotel	Pittsburgh, PA
Income eREIT	Preferred Equity	Multifamily	Springfield, MO
Income eREIT	Preferred Equity	Multifamily	Fort Myers, FL
Income eREIT	Senior Debt	Land	Washington, DC
Income eREIT	Senior Debt	Land	Los Angeles, CA
Income eREIT	Senior Debt	Land	San Pedro, CA
Income eREIT	Senior Debt	Land	Los Angeles, CA

Income eREIT	Senior Debt	Land	Los Angeles, CA
Income eREIT	Senior Debt	Land	Union City, CA
Income eREIT	JV Equity	Multifamily	Plantation, FL
Income eREIT	Wholly-Owned Investment	Land	Dade City, FL
Income eREIT	Wholly-Owned Investment	Land	Conyers, GA

For more detailed information, see the pro forma schedule of investment contained in the SAI to this Information Statement.

Investment Objectives
The Acquiring Fund and the Target Companies have similar investment objectives, as described below. Each Target Company seeks to pay attractive, consistent cash distributions and to preserve, protect and return capital contributions.  The Acquiring Fund has a primary investment objective to seek current income from which to pay attractive, consistent cash distributions while preserving capital.
However, each Target Company has a secondary investment objective to seek to realize growth in the value of its investments by timing the sale of assets to maximize value.  Although not a stated investment objective, the Acquiring Fund may also sell an asset before the end of the expected holding period if the Manager believes that market conditions have maximized its value to the Acquiring Fund or the sale of the asset would otherwise be in the best interests of shareholders.
The Acquiring Fund’s investment objective is classified as non-fundamental under the 1940 Act, which means that it can be changed by the Board without shareholder approval. Similarly, each Target Company’s investment objectives may be changed by its Manager at any time without approval of its shareholders.
Principal Strategies and Principal Investments
Each Target Company and the Acquiring Fund pursues its respective investment objective by investing its assets to originate, acquire, asset manage, selectively leverage, syndicate and opportunistically sell investments in a variety of commercial real estate loans (including senior mortgage loans, B-Notes, mezzanine loans, and participations in such loans) and investments in commercial real estate (through majority-owned subsidiaries and joint ventures with rights to receive preferred economic returns) and, with respect to the Acquiring Fund, residential and commercial real estate and residential real estate loans. Each Target Company and the Acquiring Fund may also invest in commercial real estate-related debt securities (including CMBS, CDOs, and REIT senior unsecured debt), and other real estate-related assets.  The Acquiring Fund will also invest in residential Real Estate Investment Vehicles, RMBS, residential CDOs, GSEs and residential REIT senior unsecured debt.
Each Target Company and the Acquiring Fund seeks to create and maintain a portfolio of investments that generates a low volatility income stream that provides attractive and consistent cash distributions. Each Target Company and the Acquiring Fund’s focus on investing in debt and debt-like instruments will emphasize the payment of current returns to investors and the preservation of invested capital, with a lesser emphasis on seeking capital appreciation. It is expected that each Target Company and the Acquiring Fund’s portfolio of investments will be secured primarily by U.S. based collateral and diversified by security type, property type and geographic location.

Each Target Company and the Acquiring Fund may selectively employ leverage to enhance total returns to shareholders through a combination of senior financing on real estate acquisitions, secured facilities, and capital markets financing transactions. Each Target Company and the Acquiring Fund seeks to secure conservatively structured leverage that is long-term, non-recourse, non mark-to-market financing to the extent obtainable on a cost effective basis. To the extent a higher level of leverage is employed it may come either in the form of government-sponsored enterprises or other long-term, non-recourse, non-mark-to-market financing. The Manager, as manager to each Target Company and as investment adviser to the Acquiring Fund, may from time to time modify each Target Company’s and the Acquiring Fund‘s leverage policy in its discretion.
The Target Companies seek target portfolio-wide leverage, after each has acquired an initial substantial portfolio of diversified investments, of between 40-60% (50-85% in the case of the eREIT XIV and Income eREIT) of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of its portfolio assets. During the period of acquiring additional assets a Target Company may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of assets. However, other than during its initial period of operations, it is each Target Companies’ policy not to borrow more than 75% (85% in the case of the eREIT XIV)  of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of its assets. Each Target Company cannot exceed the leverage limit its of leverage policy unless any excess in borrowing over such level is approved by the Manager’s investment committee.
In comparison, the Acquiring Fund intends to employ leverage of approximately 20-30%, but not more than 33%, and is limited to 33-1/3% of the Acquiring Fund’s total assets (less all liabilities and indebtedness not represented by 1940 Act leverage).  The Acquiring Fund does not intend to employ leverage in its first 12 months of operation.  The Acquiring Fund expects to utilize debt financing consisting of property level debt (mortgages on the Acquiring Fund’s properties) and entity level debt (non-mortgage debt at the Acquiring Fund level).  In addition, the Acquiring Fund may enter into investment management techniques (including reverse repurchase agreements and derivative transactions) that have similar effects as leverage. Furthermore, the Acquiring Fund may add leverage to its portfolio through the issuance of preferred shares of limited liability company interests in an aggregate amount of up to 50% of the Acquiring Fund’s total assets. Currently, the Acquiring Fund has no intention to issue such preferred shares. The Acquiring Fund is limited in the amount of leverage it may utilize under the 1940 Act.
In executing on their business strategies, each Target Company and the Acquiring Fund believes that it will benefit from the Manager’s affiliation with the Sponsor given the Sponsor’s strong track record and extensive experience and capabilities as an online real estate origination and funding platform. These competitive advantages include:
•
The Sponsor’s experience and reputation as a leading real estate investment manager, which historically has given it access to a large investment pipeline similar to the Target Company’s and Acquiring Fund’s targeted assets and the key market data used to underwrite and portfolio manage assets;

•
The Sponsor’s direct and online origination capabilities, which are amplified by a proprietary technology platform, business process automation, and a large user base, of which a significant portion are seeking capital for real estate projects;

•
The Sponsor’s relationships with financial institutions and other lenders that originate and distribute commercial real estate debt and other real estate-related products and that finance the types of assets the Target Companies and Acquiring Fund intend to acquire and originate;

•	The Sponsor’s experienced portfolio management team which actively monitors each investment through an established regime of analysis, credit review and protocol; and
•	The Sponsor’s management team which has a successful track record of making residential and commercial real estate investments in a variety of market conditions.
The Target Companies focus investments in real estate-related debt and other real estate-related assets.  Unlike the other Target Companies, eREIT XIV also focuses its investments on commercial real estate properties and development projects.  Thus, eREIT XIV may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.
The types of commercial and residential real estate in which the Acquiring Fund may invest include, but are not limited to, the following: (1) rental properties, (2) retail properties, (3) office properties, (4) multifamily properties, (5) single family properties, (6) hospitality properties, (7) industrial properties, (8) healthcare properties, (9) land, (10), self-storage properties, (11) student housing properties, (12) data center properties, and (13) new construction homebuilding.
eREIT XIV, unlike the other Target Companies, also focuses on acquiring properties with significant possibilities for capital appreciation, such as those requiring development, redevelopment or repositioning, those located in markets with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.  eREIT XIV also invests in Code Section 1031 tenant-in-common interests and may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of its Manager, including present and future real estate investment offering and REITs sponsored by affiliates of our sponsor. eREIT XIV may serve as mortgage lender to, or acquire interests in or securities issued by, these joint ventures, tenant-in-common investments or other joint venture arrangements.
Like eREIT XIV, the Acquiring Fund will invest in real estate properties that generate current payments and acquire, hold and finance land for future development, however, it will not invest in tenants-in-common.  Specifically, the Acquiring Fund may acquire real estate assets that may benefit from enhancement or repositioning and development. The Acquiring Fund may purchase any type of property, including properties that require capital improvement or lease-up and land for development or new construction, to enhance shareholder returns.
While each Target Company and the Acquiring Fund have the ability to invest across multiple asset classes, as noted above, each Target Company and the Acquiring Fund focuses its commercial real estate investments in commercial real estate loans and other commercial real estate investments.  In addition, eREIT XIV and the Acquiring Fund, also focus on development projects.   The Acquiring Fund, in addition to focusing on commercial real estate investments will also focus on residential real estate investments through Real Estate Investment Vehicles and in residential real estate loans and residential mortgage-backed securities.
The majority of the underlying real estate of each Target Company is located in the United States, but each may also make investments internationally.  None of the Target Companies have adopted a policy specifying a maximum percentage of its assets that may be invested in properties located outside of the U.S. or properties located in any one non-U.S. country, or in securities of non-U.S. issuers or the securities of issuers located in any one non-U.S. country.

The Acquiring Fund is a “non-diversified” investment company within the meaning of the 1940 Act.  The Manager will have broad discretion to invest the Acquiring Fund’s assets across (i) commercial and residential real property; (ii) commercial and residential real estate loans; and (iii) commercial and residential real estate debt and equity securities; as well as other real estate-related assets, with no minimum or maximum limitations.
Each Target Company conducts its business in such a manner that it is not required to register as an investment company under the 1940 Act, and may invest in whatever types of interests in real estate- or debt-related assets believed to be in its best interests, subject to certain limitations on investments involving the Manager, Sponsor, their officers or any of their affiliates.
Each Target Company and the Acquiring Fund may invest in securities of any credit quality, maturity and duration to enhance its income and capital appreciation potential and to provide liquidity to its overall portfolio. This may include, without limit, securities that are rated below investment grade by rating agencies or unrated securities that would be rated below investment grade if they were rated. The Manager expects that a majority of the Acquiring Fund’s real estate-related debt investments, like the Target Companies, will be in secured, unrated real estate loans and debt, as well as debt securities that are rated investment grade. Below investment grade securities, which are often referred to as “high yield” securities or “junk bonds,” may have speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
Principal Risks of Investing in the Target Companies and Acquiring Fund
Because the Target Companies and Acquiring Fund have similar investment objectives and principal investment strategies and processes, and the Acquiring Fund’s investment adviser acts as the Target Companies’ manager, the principal risks of the Target Companies and Acquiring Fund are similar. In general, the additional principal risks for the Acquiring Fund are related to the Acquiring Fund’s being a newly organized closed-end investment company registered under the 1940 Act, and its operation as an interval fund, and in turn its need to satisfy quarterly redemption requests. Similarly, the additional risks that apply to the Target Companies are largely related to their organization as entities not required to register as an investment company under the 1940 Act.
Principal Risks Common to Each Target Company and the Acquiring Fund
For the following discussions, slightly different risk titles and disclosure language may be used by the different Target Companies and Acquiring Fund to describe the same risk.  The Target Companies and Acquiring Fund have the following risks in common:

Principal Risks Common to Each Target Company and the Acquiring Fund
• Real Estate Investment Risk Generally
• Risks of Investing Through Real
        Estate Investment Vehicles
• CMBS Risk
• Delay in Use of Proceeds Risk
• Valuation Risk
• Interest Rate Risk
• Leverage Risk
• Tax Risks

• Commercial Real Estate Industry Risk
• Risks of Investing in Private real
        estate funds
• Non-Diversification Risk
• Distributions Risk
• Management Risk
• Below Investment Grade (High
        Yield or Junk) Securities Risk
• Derivatives Risk

• Rental Property Risks
• Land Investment Risk
• Risks Related to New
          Construction and Homebuilding
• Commercial Property Risk
• Mortgage Loan Risk
• Investment and Market Risk
• Illiquid Investment Risk
• Competition Risk
• Capital Markets Risk
• Risks Related to the Tax Status as
          a REIT

For more information on these risks, see the section titled “Risk Factors” in the Acquiring Fund’s prospectus that accompanies this Information Statement.
Principal Investment Risks that Apply to the Acquiring Fund, but not the Target Companies
Residential Real Estate Industry Risk. Investments in residential real estate are subject to various changes in real estate conditions, including fluctuations in interest rates, oversupply, changes in laws and/or government regulations, and changes in national, regional and local economic conditions. Any negative trends in real estate conditions may adversely affect the Acquiring Fund’s investments through decreased revenues or increased costs.
Non-Listed Closed-End Interval Fund; Liquidity Risk. The Acquiring Fund is a non-diversified, closed-end management investment company operating as an “interval fund” and designed primarily for long-term investors. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) because investors in a closed-end fund do not have the right to redeem their shares on a daily basis. Unlike most closed-end funds, which typically list their shares on a securities exchange, the Acquiring Fund does not currently intend to list its shares for trading on any securities exchange, and the Acquiring Fund does not expect any secondary market to develop for its shares in the foreseeable future. Therefore, an investment in the Acquiring Fund, unlike an investment in a typical closed-end fund, is not a liquid investment. The Acquiring Fund is not intended to be a typical traded investment. Shareholders are also subject to transfer restrictions and there is no guarantee that they will be able to sell their shares. If a secondary market were to develop for the Acquiring Fund’s shares in the future, and a shareholder is able to sell his or her shares, the shareholder will likely receive less than the purchase price and the then-current NAV per share.
Although the Acquiring Fund, as a fundamental policy, will make quarterly offers to repurchase at least 5% and up to 25% of its outstanding shares at NAV, the number of shares tendered in connection with a repurchase offer may exceed the number of shares the Acquiring Fund has offered to repurchase, in which case not all of your shares tendered in that offer will be repurchased. In connection with any given repurchase offer, it is likely that the Acquiring Fund may offer to repurchase only the minimum amount of 5% of its outstanding shares. Hence, you may not be able to sell your shares when or in the amount that you desire.
New Fund Risk. The Acquiring Fund is a newly-organized closed-end management investment company with no operating history. As a result, the Acquiring Fund’s performance may not reflect how it may be expected to perform over the long term.

Repurchase Offers Risk. The Acquiring Fund believes that repurchase offers are generally beneficial to its shareholders, and repurchases generally will be funded from available cash or sales of portfolio securities. However, the repurchase of shares by the Acquiring Fund decreases the assets of the Acquiring Fund and, therefore, may have the effect of increasing the Acquiring Fund’s expense ratio. Repurchase offers and the need to fund repurchase obligations may also affect the ability of the Acquiring Fund to be fully invested or force it to maintain a higher percentage of its assets in liquid investments, which may harm investment performance.
Moreover, diminution in the size of the Acquiring Fund through repurchases may result in untimely sales of portfolio securities and may limit the ability of the Acquiring Fund to participate in new investment opportunities or to achieve its investment objective. If the Acquiring Fund uses leverage, repurchases of shares may compound the adverse effects of leverage in a declining market. In addition, if the Acquiring Fund borrows money to finance repurchases, interest on that borrowing will negatively affect shareholders who do not tender their shares by increasing Fund expenses and reducing any net investment income.
If a repurchase offer is oversubscribed and the Acquiring Fund determines not to repurchase additional shares beyond the repurchase offer amount, or if shareholders tender an amount of shares greater than that which the Acquiring Fund is entitled to purchase, the Acquiring Fund will repurchase the shares tendered on a pro rata basis, and shareholders will have to wait until the next repurchase offer to make another repurchase request. Shareholders will be subject to the risk of NAV fluctuations during that period. Thus, there is also a risk that some shareholders, in anticipation of proration, may tender more shares than they wish to have repurchased in a particular quarter, thereby increasing the likelihood that proration will occur.
The NAV of the shares tendered in a repurchase offer may fluctuate between the date a shareholder submits a repurchase request and the final day on which shareholders may tender their shares for repurchase (the “Repurchase Request Deadline”).  The NAV will be calculated no later than the 14th calendar day (or the next business day if the 14th calendar day is not a business day) after the Repurchase Request Deadline (the “Repurchase Pricing Date”). The NAV on the Repurchase Request Deadline or the Repurchase Pricing Date may be higher or lower than on the date a shareholder submits a repurchase request.
Risks Relating to an Investment in a Target Company, but not the Acquiring Fund
General Investment Risks
•	If a Target Company does not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.
Risks related to Compliance and Regulation
•
Each Target Company intends to offer its common shares primarily pursuant to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers make its common shares less attractive to investors as compared to a traditional initial public offering.

•
Each Target Company’s use of Form 1-A and its reliance on Regulation A for its offering may make it more difficult to raise capital as and when a Target Company needs it, as compared to if it were conducting a traditional initial public offering on Form S-11.  As such, each Target Company may also engage in Regulation D offerings, at times, to assist in raising capital.

•
There may be deficiencies with each Target Company’s internal controls that require improvements, and if it is unable to adequately evaluate internal controls, it may be subject to sanctions.   As a Tier 2 issuer, each Target Company does not need to provide a report on the effectiveness of its internal controls over financial reporting, and each Target Company is exempt from the auditor attestation requirements concerning any such report so long as the Target Company is a Tier 2 issuer.

•	Maintenance of each Target Company’s 1940 Act exemption imposes limits on its operations, which may adversely affect operations.
Risks Related to Conflicts of Interest
•	Each Target Company has agreed to limit remedies available to it and its shareholders for actions by its Manager that might otherwise constitute a breach of duty.
Risks Related to each Target Company’s Organization and Structure
•
As a non-listed company conducting an exempt offering pursuant to Regulation A or Regulation D, each Target Company is not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.

•
The offering price of each Target Company’s shares was not established on an independent basis; the actual value of an investment in each Target Company may be substantially less than what you pay. When determining the estimated value of each Target Company’s shares, the value of its shares is based upon a number of assumptions that may not be accurate or complete.

Comparison of Fundamental and Non-Fundamental Investment Restrictions
Each Target Company conducts its business in such a manner that it is not required to register as an investment company under the 1940 Act, and therefore does not have any fundamental investment restrictions. Conversely, the Acquiring Fund is a closed-end investment company registered under the 1940 Act, and therefore is subject to the fundamental investment restrictions set forth below, which are fundamental policies of the Acquiring Fund and may not be changed without the approval of a majority of the outstanding voting shares of the Acquiring Fund. The vote of a majority of the outstanding voting shares of the Acquiring Fund means the vote, at an annual or special meeting, of (a) 67% or more of the outstanding voting shares present at such meeting, if the holders of more than 50% of the outstanding voting shares of the Acquiring Fund are present or represented by proxy or (b) more than 50% of the outstanding voting shares of the Acquiring Fund, whichever is less. For purposes of the fundamental investment restrictions, the phrase “to the extent permitted under the 1940 Act and the rules and regulations thereunder” may be informed by guidance and interpretations of the SEC or its staff or exemptive relief from the SEC.
•	The Acquiring Fund may borrow money to the extent permitted under the 1940 Act and the rules and regulations thereunder.
•	The Acquiring Fund may issue senior securities to the extent permitted under the 1940 Act and the rules and regulations thereunder.
•	The Acquiring Fund may act as an underwriter of securities issued by others to the extent it could be considered an underwriter in the acquisition and disposition of restricted securities.

•	The Acquiring Fund may purchase or sell real estate and interests in real estate to the extent permitted under the 1940 Act and the rules and regulations thereunder.
•	The Acquiring Fund may invest in physical commodities or contracts relating to physical commodities to the extent permitted under the 1940 Act and the rules and regulations thereunder.
•	The Acquiring Fund may make loans to the extent permitted under the 1940 Act and the rules and regulations thereunder.
•
The Acquiring Fund may not “concentrate” its investments in a particular industry or group of industries, except to the extent permitted under the 1940 Act and the rules and regulations thereunder; provided, however, that the Acquiring Fund will, under normal market conditions, concentrate its investments in the securities of issuers in the real estate group of industries.

•
The Acquiring Fund will make quarterly repurchase offers pursuant to Rule 23c-3 under the 1940 Act, as such rule may be amended from time to time, for between 5% and 25% of the shares outstanding at NAV, unless suspended or postponed in accordance with regulatory requirements, and each repurchase pricing shall occur no later than the 14th day after the Repurchase Request Deadline (as defined in the prospectus), or the next business day if the 14th day is not a business day.

In addition, the Acquiring Fund is classified as a “non-diversified company,” as that term is defined in the 1940 Act.
The Acquiring Fund has a non-fundamental policy to invest, under normal circumstances, at least 80% of its net assets (plus the amount of any borrowing for investment purposes) in a portfolio of residential and commercial real estate, the securities of real estate and real estate-related issuers, and real estate-related loans or other real estate debt securities. For this purpose, real estate-related companies are those that derive at least 50% of their revenues or profits from the ownership, construction, management, financing or sale of real estate, or have at least 50% of the fair market value of their assets invested in real estate. As a result, the Acquiring Fund’s portfolio will be significantly impacted by the performance of the real estate market and may experience more volatility and be exposed to greater risk than a more diversified portfolio. The Acquiring Fund will be subject to the risks associated with ownership of commercial estate generally.
Comparison of Shares and Distribution Arrangements
As of the date of this Information Statement, each Target Company and the Acquiring Fund offers only common shares but has the authority to issue other classes of shares.  In connection with a Merger, common shares of each Target Company will be exchanged for common shares in the Acquiring Fund.
Distribution Arrangements. Each Target Company and the Acquiring Fund offers its shares without the aid of an independent principal underwriter.  The shares of each Target Company and the Acquiring Fund are primarily offered and distributed by the Target Company or the Acquiring Fund and its associated persons through the Fundrise Platform. The Fundrise Platform, which is owned and operated by Fundrise, LLC, a wholly-owned subsidiary of the Sponsor, is a software communication tool used by the Target Company or the Acquiring Fund and its associated persons, at no cost, in conducting the offer and sale of a Target Company’s and the Acquiring Fund’s shares. The Fundrise Platform consists solely of the investment platform available online at www.fundrise.com and through various mobile applications sponsored by the Sponsor, although the Fundrise Platform may expand or change over time. All associated persons who participate in the offer and sale of a Target Company’s or the Acquiring Fund’s shares will be employees of the Sponsor or its affiliates.  The Target Companies and Acquiring Fund do not pay Fundrise, LLC for the use of the Fundrise Platform.  For more information see “Plan of Distribution” in the Acquiring Fund’s prospectus.
Payments to Financial Intermediaries. Shareholders may invest in a Target Company or the Acquiring Fund through a financial intermediary.  Financial intermediaries may charge fees for the services they provide to you in connection with processing your transaction order or maintaining your account with them. Each financial intermediary may also have its own rules about minimum initial investment amounts, minimum account balances, share transactions and limits on the number of share transactions you are permitted to make in a given time period.  Financial intermediaries currently may only purchase shares through the Fundrise Platform. In the future, the Acquiring Fund may allow financial intermediaries to purchase shares through other distribution arrangements, subject to applicable laws. The Acquiring Fund has the discretion to modify or waive these requirements. For more information about your financial intermediary’s rules and procedures, you should contact your financial intermediary directly.
Comparison of Purchase and Redemption Procedures and Exchange Rights
Purchase Procedures
The Target Companies’ and Acquiring Fund’s common shares are not publicly traded on a national securities exchange and are primarily appropriate as long-term investments. Shares of the Target Companies and Acquiring Fund may be purchased through the Fundrise Platform or through financial intermediaries.  Financial intermediaries may only purchase shares of a Target Company or the Acquiring Fund through the Fundrise Platform. Each Target Company’s common shares are offered, either through a Regulation A offering or a Regulation D offering, at a purchase price that is adjusted periodically throughout the year at an amount calculated to be no less than the Target Company’s NAV per share at that time. The Acquiring Fund’s shares may be purchased on a continuous basis at NAV per share.
In a Regulation A offering, a Target Company’s purchase procedures allow for the offering of its shares to “qualified purchasers” as defined in Regulation A.  A “qualified purchaser” includes “accredited investors,” as defined in Section 506(c) of Regulation D, as well as all other investors so long as their investment in a Target Company’s common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).  However, a Target Company’s common shares are offered and sold only to those investors that are within the latter category (i.e., investors whose investment in common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.”
Purchases of a Target Company’s common shares offered pursuant to Regulation A are limited to $75 million on a rolling 12-month basis. This limitation does not apply to private placement offerings of a Target Company’s common shares under Regulation D, but such offerings may only be made to “accredited investors.”
In a Regulation D offering, referred to as a “private placement,” sales of a Target Company’s common shares are subject to different restrictions and investment minimums.  There is no limit to the number of shares which may be purchased pursuant to Regulation D.  Common shares purchased in a “private placement,” unlike those shares purchased in an offering pursuant to Regulation A, will be restricted securities and subject to the requirements and conditions of resale pursuant to Rule 144 of the 1933 Act. However, investors holding such restricted securities would still be able to redeem their shares without effect of such transfer restrictions in accordance with a Target Company’s redemption plan.

No such offering restrictions apply to the purchase of the Acquiring Fund’s common shares.  However, to maintain REIT tax status, the Acquiring Fund, in addition to each Target Company, among other requirements, must have no more than 50% of its outstanding shares owned, either directly or indirectly, by five or fewer individuals, as defined in the Code to include certain kinds of entities, during the last half of any taxable year, other than the first year for which a REIT election for tax purposes is made. To assist the Acquiring Fund in qualifying for taxation as a REIT, the Acquiring Fund’s and each Target Company’s Operating Agreement contains an aggregate share ownership limit and a common shares ownership limit. Generally, any of the Acquiring Fund’s and each Target Company’s shares owned by affiliated owners will be added together for purposes of the aggregate share ownership limit for that respective class of shares.
Redemption Procedures
The redemption plans of the Target Companies’ and the Acquiring Fund are similar in that each plan allows shareholders to obtain liquidity through the redemption of shares.  One of the primary differences between the plans is that the targeted maximum number of shares that a Target Company redeems annually is 20%, while the Acquiring Fund will offer to repurchase between 5% and 25% each quarter under its redemption plan. Additionally, a Target Company limits the amount of shares that any one shareholder may redeem during each quarter and the Manager has greater discretion to suspend redemptions as compared to the Manager’s discretion to suspend redemptions for the Acquiring Fund.
Each Target Company has adopted a redemption plan that offers shareholders a quarterly opportunity to obtain liquidity. Under a Target Company’s redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that the Manager redeem up to the lesser of 5,000 common shares or $50,000 worth of common shares per redemption request. Each Target Company’s redemption plan is subject to liquidity limitations and the Manager retains the ability to amend, suspend, or terminate the redemption plan at any time. A Target Company is not obligated to redeem common shares under the redemption plan.
Under each Target Company’s redemption plan, for the first 5 years in which the common shares are held, the per share redemption price will be calculated as 99% of the NAV per share for the Target Company’s common shares in effect at the time of the redemption request.  There is no penalty charged for redemption requests made upon the death or “qualified disability” of a shareholder.
With respect to the Target Companies, in the event the Manager determines, in its sole discretion, that it does not have sufficient funds available to redeem all of the common shares for which redemption requests have been submitted during any given quarter, such pending requests will be honored on a pro-rata basis, if at all, and priority will be given to exceptional redemptions.
The Acquiring Fund will make quarterly offers to repurchase between 5% and 25% of its outstanding shares at NAV, pursuant to Rule 23c-3 under the 1940 Act, unless such offer is suspended or postponed in accordance with relevant regulatory requirements. The Acquiring Fund’s Board will approve the percentage of Acquiring Fund shares to be repurchased each quarter. Written notifications of each quarterly repurchase offer (the “Repurchase Offer Notice”) will be sent to shareholders of the Acquiring Fund at least 21 calendar days before the repurchase request deadline (i.e., the date by which shareholders can tender their shares in response to a repurchase offer) (the “Repurchase Request Deadline”); however, the Acquiring Fund will seek to provide such written notification earlier but no more than 42 calendar days before the Repurchase Request Deadline.
The NAV will be calculated no later than the 14th calendar day (or the next business day if the 14th calendar day is not a business day) after the Repurchase Request Deadline (the “Repurchase Pricing Date”). The

Acquiring Fund will distribute payment to shareholders within seven calendar days after the Repurchase Pricing Date. The Acquiring Fund expects its initial repurchase offer to be completed no later than two quarters after the Acquiring Fund’s initial effective date. The Acquiring Fund’s offer to purchase shares is a fundamental policy that may not be changed without the approval of the holders of a majority of the Acquiring Fund’s outstanding voting securities (as defined in the 1940 Act).
Written notifications of each quarterly repurchase offer (the “Repurchase Offer Notice”) will be sent to shareholders at least 21 calendar days before the repurchase request deadline (i.e., the date by which shareholders can tender their shares in response to a repurchase offer) (the “Repurchase Request Deadline”); however, the Acquiring Fund will seek to provide such written notification earlier but no more than 42 calendar days before the Repurchase Request Deadline.
The NAV will be calculated no later than the 14th calendar day (or the next business day if the 14th calendar day is not a business day) after the Repurchase Request Deadline (the “Repurchase Pricing Date”). The Acquiring Fund will distribute payment to shareholders within seven calendar days after the Repurchase Pricing Date.
If a repurchase offer is oversubscribed and the Acquiring Fund determines not to repurchase additional shares beyond the repurchase offer amount, or if shareholders tender an amount of shares greater than that which the Acquiring Fund is entitled to purchase, the Acquiring Fund will repurchase the shares tendered on a pro rata basis, and shareholders will have to wait until the next repurchase offer to make another repurchase request. In addition, the Acquiring Fund’s repurchase offers may subject the Acquiring Fund and shareholders to special risks.
Exchange Rights
None of the Target Companies nor the Acquiring Fund offer pre-emptive, exchange or conversion rights.
Comparison of Distribution Policies
The Acquiring Fund and Target Companies intend to declare and pay dividends, if any, quarterly.  Under the dividend reinvestment plan of the Acquiring Fund, and with the affirmative election by the shareholder, the dividends paid by the Acquiring Fund will automatically reinvest any dividends from net investment income or capital gains distributions into new shares.  For additional information about the dividend reinvestment plan, see the section titled “Dividend Reinvestment Plan” in the Acquiring Fund’s prospectus.
Comparison of Forms of Organization and Securities to be Issued
The Acquiring Fund is a newly organized Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Delaware LLC Act”) that is registered under the 1940 Act, as a non-diversified, closed-end management investment company that is operated as an “interval fund.”  As each Target Company is also a limited liability company formed under the Delaware LLC Act, there are no material differences between the rights of shareholders of the Target Companies as compared to the Acquiring Fund under the governing state laws.  There are differences in the rights to shareholders under the various governing documents for each Target Company and the Acquiring Fund.  The material differences are detailed below.
The following is a discussion of certain important provisions of the governing instruments of the Target Companies and the Acquiring Fund but is not intended to be a complete description.  Further information about each Target Company’s and the Acquiring Fund’s governance structure is contained in the Acquiring Fund’s SAI, and each Target Company’s offering circular, and each Target Company’s and the Acquiring Fund’s governing documents, which are on file with the SEC.
Organization and Governing Law.  Each Target Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation and an Operating Agreement (the Operating Agreement and the Certificate of Formation are referred to collectively as the “Governing Documents”) as of the dates below:
•	Income eREIT II was originally formed as Fundrise National Opportunistic Senior Lending, LLC on November 19, 2015 and changed its name to Fundrise Income eREIT II, LLC as of November 8, 2016.
•	Income eREIT III was formed on October 5, 2018.
•	Income eREIT 2019 was formed on February 1, 2019.
•	Income eREIT V was formed on April 3, 2019.
•	eREIT XIV was originally formed as Fundrise Income eREIT VI, LLC on June 4, 2019 and changed its name to Fundrise Income eREIT XIV, LLC as of September 21, 2020.
•	Income eREIT was formed on May 15, 2015.
The Acquiring Fund was organized as a Delaware limited liability company on August 27, 2021 pursuant to its Governing Documents and will commence operations on the closing date of the Merger.
Each Target Company’s business and affairs are managed under the supervision of the Manager as manager to each Target Company.  The Acquiring Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Acquiring Fund’s management and operations.  The Board has all powers necessary and convenient to carry out this responsibility, including the appointment and removal of the Acquiring Fund’s officers. The Board appoints officers who are responsible for the day-to-day operations of the Acquiring Fund and who execute policies authorized by the Board.  With respect to the management of the business of a Target Company, on the one hand, and its officers and agents, on the other hand, the Manager has identical authority and functions as the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law would have. Each Target Company and the Acquiring Fund is subject to federal securities laws, including, with respect to the Acquiring Fund, the 1940 Act and the rules and regulations promulgated by the SEC thereunder.
Registration under the 1940 Act.  Each Target Company conducts its operations so as not to require registration under the 1940 Act.  The Acquiring Fund will be registered under the 1940 Act as a closed-end interval fund.  As a registered fund, the Acquiring Fund will be subject to additional legal requirements, restrictions, and SEC oversight which generally offer greater protections to shareholders.  As an interval fund, and unlike most closed-end funds, which typically list their shares on a securities exchange, the Acquiring Fund does not currently intend to list its shares for trading on any securities exchange, and does not expect any secondary market to develop for the shares in the foreseeable future. To provide some liquidity to shareholders, the Acquiring Fund is structured as an “interval fund” and will conduct quarterly repurchase offers for a limited amount of the shares. The Acquiring Fund, similar to a mutual fund, is subject to continuous asset in-flows (purchases), although not subject to continuous out-flows (redemptions).
Shares.  Each Target Company and the Acquiring Fund is authorized to issue an unlimited number of common shares and preferred shares for any purpose at any time and from time to time to such persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Manager shall determine, all without the approval of any shareholders. Each common share of each Target Company and of the Acquiring Fund represent an equal, proportionate interest in such Target Company or Acquiring Fund with other common shareholders of the same Target Company or Acquiring Fund.  None of the Target Companies nor the Acquiring Fund currently offer preferred shares or any share class other than common shares.
Common shares of each Target Company and the Acquiring Fund are entitled to receive distributions on an equal per-share basis. Such distributions, if any, made with respect to a Target Company or the Acquiring Fund as are declared by its Manager with respect to a Target Company and the Board with respect to the Acquiring Fund, may vary in amount among the classes of a Target Company or the Acquiring Fund to reflect class-specific expenses.  Such distributions may be in cash, in kind or in additional shares.
In any liquidation of the Acquiring Fund, each common shareholder is entitled to receive his or her pro rata share of the net assets of the Acquiring Fund, after satisfaction of all outstanding liabilities and expenses.  Holders of common shares of a Target Company are entitled to the payment of distributions when, as and if declared by the Manager in the case of a Target Company and the Board in the case of the Acquiring Fund. Upon liquidation of a Target Company, after paying or adequately providing for the payment of all liabilities and the liquidation preference with respect to any outstanding preferred shares, the Manager or liquidator may distribute the remaining assets of the Target Company among the holders of the common shares on an equal per-share basis.
Each Target Company and the Acquiring Fund may authorize and issue preferred shares, with such rights as determined by the Manager in the case of the Target Companies or the Board in the case of the Acquiring Fund, by action of the Manager or Board as applicable and without prior approval of the holders of the common shares.  Shareholders of the Target Companies’ and Acquiring Fund’s common shares have no preemptive right to purchase any preferred shares issued by such Target Company or Acquiring Fund.  Preferred shares offered by the Acquiring Fund are subject to the limits imposed by the 1940 Act.  Under the 1940 Act, the Acquiring Fund may not issue preferred shares if, immediately after issuance, the Acquiring Fund would have asset coverage (as defined in the 1940 Act) of less than 200% (i.e., for every dollar of preferred shares outstanding, the Acquiring Fund is required to have at least two dollars of assets).  The Target Companies are not subject to an asset coverage limitation.  No Target Company has offered, and the Acquiring Fund does not currently intend to offer, preferred shares.
The terms of the preferred shares, if any, including their distribution rate, voting rights, liquidation preference and redemption provisions, are determined by the Manager in the case of a Target Company and the Board in the case of the Acquiring Fund and reflected in a written action or actions approved by the Manager or Board, as applicable, in compliance with applicable law and a Target Company’s or the Acquiring Fund’s Operating Agreement.
Shares of each Target Company and the Acquiring Fund are subject to certain ownership limitations and transfer restrictions to assist the Target Company or the Acquiring Fund in qualifying as a REIT. Generally, no person, other than an excepted holder as determined by a Target Company or the Acquiring Fund’s Operating Agreement, Board, for the Acquiring Fund or Manager, for the Target Companies may beneficially or constructively own shares in excess of 9.8% in value or in number of shares of the Target Company or the Acquiring Fund, whichever is more restrictive, of the aggregate outstanding shares, or such other percentage determined by the Manager in the case of the Target Company or the Board in the case of the Acquiring Fund in accordance with each Target Company’s and the Acquiring Fund’s Operating Agreement. In addition, no person shall beneficially own or constructively own shares to the extent that such beneficial ownership or constructive ownership of shares would result in the Target Company or the Acquiring Fund being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.
If any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any person to acquire or change its beneficial ownership or constructive ownership of shares or the right to vote or receive distributions on shares, or any agreement to take any such actions or cause any such events (a “Transfer of Shares” or “Non-Transfer Event”) occurs which, if effective, would result in any person beneficially owning or constructively owning shares in violation of the preceding paragraph, then that number of shares the beneficial ownership or constructive ownership of which otherwise would cause such violation shall be automatically transferred to a trust for the benefit of a charitable beneficiary, as designated by such Target Company or the Acquiring Fund, or one or more other beneficiaries, provided that each such beneficiary must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
If the Manager, in the case of a Target Company, or the Board, in the case of the Acquiring Fund, shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of the aforementioned limitations or that a person intends to acquire or has attempted to acquire beneficial ownership or constructive ownership of any shares in violation of these limitations (whether or not such violation is intended), the Manager, in the case of a Target Company, or the Board, in the case of the Acquiring Fund, shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Target Company or the Acquiring Fund to redeem shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Target Company or the Acquiring Fund or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or other event in violation of the limitations (or Non-Transfer Event) shall automatically result in the transfer to a trust, as described above, and, where applicable, such Transfer (or Non-Transfer Event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Manager or Board as applicable.
Shareholder Meetings and Rights of Shareholders to Call a Meeting.  No Target Company is required to hold annual shareholders’ meetings under the Delaware LLC Act or its applicable Operating Agreement. Likewise, the Acquiring Fund is not required to hold annual shareholders’ meetings under the Delaware LLC Act or its Operating Agreement except as required by applicable federal law.  The Acquiring Fund does not intend to hold annual meetings of shareholders. The Governing Documents of each Target Company generally provide that special meetings of shareholders may be called for any purpose determined by the Manager from time to time for the purpose of taking action upon any matter requiring the vote or authority of the shareholders as herein provided or upon any other matter deemed by the Manager to be necessary or desirable. The Operating Agreement of the Acquiring Fund generally provides shareholders will have power to vote only: (i) for the election or removal of directors; (ii) with respect to such additional matters relating to the Acquiring Fund as may be required by applicable law, the Operating Agreement, or any registration statement of the Acquiring Fund with the SEC (or any successor agency) or any state; and (iii) as the directors may consider necessary, advisable, or appropriate in their sole discretion.  Outstanding shares may be voted in person or by proxy.  In addition, any action requiring a vote or authority of the shareholders may be taken without a meeting if shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute or the Operating Agreement, as the case may be, consent to the action in writing.
Quorum.  For each Target Company, a majority of the outstanding shares entitled to vote on any matter at a shareholders’ meeting, which are present in person or represented by proxy, will constitute a quorum at the shareholders’ meeting, but twenty-five percent (25%) shall be sufficient for adjournments. A majority of the shares entitled to vote on any matter voted at a meeting at which a quorum is present shall decide any matters presented at the meeting, except when a different vote is required or permitted by any express provision of each Target Companies’ Operating Agreement.  For the Acquiring Fund, except when a larger quorum is required by any provision of the Operating Agreement or by applicable law, thirty-three-point-three-three percent (33.33%) of the shares entitled to vote shall constitute a quorum at a shareholders’ meeting.  Except when a larger vote is required by applicable law or any provision of the Operating Agreement, when a quorum is present at any meeting, a majority of the shares shall decide any questions and a plurality of the shares voted shall elect a director, provided that where any provision of law or of the Operating Agreement requires that the holders of any series shall vote as a series (or that holders of a class shall vote as a class), then a majority of the shares of that series (or class) voted on the matter (or a plurality with respect to the election of a director) shall decide that matter insofar as that series (or class) is concerned.
Number of Votes; Aggregate Voting.  The Governing Documents of each Target Company and the Acquiring Fund provide that each common shareholder is entitled to one vote for each whole share held (and for the Acquiring Fund each fractional share is entitled to a proportionate fractional vote), on any and all matters submitted to the consent or approval of Members generally. Neither the common shareholders of a Target Company nor the Acquiring Fund are entitled to cumulative voting.
Shareholders of the Target Companies may remove the Manager, from its role as manager of a Target Company, for “cause” upon the affirmative vote or consent of the holders of two-thirds (2/3) of the then issued and outstanding common shares. If the Manager is removed for “cause” the shareholders have the power to elect a replacement Manager upon the affirmative vote or consent of the holders of a majority of the then issued and outstanding common shares. For purposes of removal of this paragraph, “cause” is defined as: (i) the Manager’s continued breach of any material provision of the Operating Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice); (ii) the commencement of any proceeding relating to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition; (iii) the Manager committing fraud against the Target Company, misappropriating or embezzling its funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the Operating Agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its affiliates and the Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s actual knowledge of its commission or omission, then the Manager may not be removed; or (iv) the dissolution of the Manager.  The Acquiring Fund’s Operating Agreement does not have a comparable provision regarding removal of the Manager from its role as investment adviser.
Liability of Shareholders.  Consistent with the Delaware LLC Act, the Operating Agreement of each Target Company and the Acquiring Fund generally provides that shareholders will not be subject to personal liability for the obligations of the Target Company and the Acquiring Fund.  Similar statutory or other authority limiting statutory trust shareholder liability does not apply in many other states, however, and a shareholder subject to proceedings in courts in other states, which may not apply Delaware law, may be subject to liability.  To guard against this risk, each Operating Agreement contains an express disclaimer that a shareholder shall not be obligated personally for any such debt, obligation or liability of the Target Company and Acquiring Fund solely by reason of being a shareholder.
Liability of Manager.  Consistent with the 1940 Act, the Operating Agreement of the Acquiring Fund generally provide that no director, officer, employee or agent of the Acquiring Fund shall be subject to any personal liability in connection with the assets or affairs of the Acquiring Fund, except for liability arising from his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (the “Standard of Conduct”).
Indemnification of the Manager or the Board.  The Operating Agreements of each Target Company and the Acquiring Fund provides that each of its Manager (with respect to a Target Company), Board (with respect to an Acquiring Fund), directors, officers, employees and agents (“Covered Persons”) shall be indemnified by the Target Company or Acquiring Fund, as applicable, to the fullest extent permitted by applicable laws.  The Operating Agreements of each Target Company and the Acquiring Fund provide that every Covered Person shall be indemnified by the Target Company and the Acquiring Fund for expenses actually or reasonably incurred in the defense or settlement of any proceeding to which such Covered Person is made a party or is threatened to be made a party by reason of the fact that such person is a Covered Person.  A Target Company or the Acquiring Fund may advance to such Covered Persons such expenses in advance of the proceeding’s final disposition.
Any indemnification required or permitted under the Operating Agreement (unless ordered by a court) must be made by such Target Company or Acquiring Fund, unless the Manager (with respect to a Target Company), or a court (with respect to an Acquiring Fund), determines in the specific case that indemnification of the Covered Person is not proper in the circumstances because such person not met the applicable standard of conduct and acted with willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties. Such determination shall be made in good faith by the Manager, for the Target Companies, provided that if such entity, or an affiliate of such entity, is the Covered Person, then by a majority vote of the directors of the Target Company who are not parties to the applicable suit, action or proceeding. To the extent, however, that an Covered Person is successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection therewith, notwithstanding an earlier determination by the Manager that the Covered Person had not met the applicable Standard of Conduct.
With respect to the Acquiring Fund, in the event of a settlement, a Covered Person will not be indemnified unless there is a determination that they had not engaged in willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties by a court; a majority of the directors of the Acquiring Fund who are not “interested persons” and who are not parties to the matter; or by written opinion of independent legal counsel.
For proceedings not by or in the right of a Target Company (i.e., derivative lawsuits), Covered Persons shall be indemnified by the Target Company and the Acquiring Fund against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding to which such Covered Person is made a party or is threatened to be made a party by reason of the fact that such person is a Covered Person.
Amendment of Operating Agreement.  Generally, the Manager of the Target Company and the Board of the Acquiring Fund have the right to amend the Operating Agreement of a respective Target Company or the Acquiring Fund.  Shareholders of the Target Company have the power to vote on any amendment to the Operating Agreement if such amendment (1) affects the shareholders disproportionately; (2) materially and adversely affects the rights of shareholders; or (3) has the effect of reducing a voting percentage of outstanding shares required to take any action established by any provision of the Operating Agreement.  No vote or consent of any shareholder of the Acquiring Fund is required for any amendment, modification and/or restatement of the Operating Agreement except: (i) as determined by the directors in their sole discretion; or (ii) as required by applicable law, including the 1940 Act, but only to the extent so required.

Board Structure.  The Board of the Acquiring Fund is currently composed of 4 directors, 3 of whom are not “interested persons” of the Acquiring Fund (as that term is defined by Section 2(a)(19) of the 1940 Act) (the “Independent Directors”). The Directors meet periodically throughout the year to discuss and consider matters concerning the Acquiring Fund and to oversee the Acquiring Fund’s activities, including its investment performance, compliance program and risks associated with its activities.  The Board oversees the management of the Acquiring Fund and the directors owe a fiduciary duty to the shareholders of the Acquiring Fund.  The Target Companies do not have a board.
Jurisdiction, Arbitration, and Waiver of Jury Trial.  The Operating Agreements of each Target Company requires that any actions by shareholders against the Target Company, except for actions under the U.S. federal securities laws to the extent that any such federal securities laws, rules or regulations, do not permit the application of the Operating Agreement provisions, be brought only in the United States federal court sitting in Wilmington, Delaware.  Furthermore, the Operating Agreements provide that each shareholder irrevocably submits to the non-exclusive jurisdiction and venue of any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of the Operating Agreement. Additionally, the Operating Agreements for Income eREIT III, Income eREIT V, and Income eREIT 2019, provide that any party to the Operating Agreement may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a claim be final and binding arbitration conducted in the Washington D.C. metro area. The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or Judicial Arbitration and Mediation Services (JAMS). The Operating Agreements for Income eREIT, Income eREIT II, eREIT XIV,  contain no such provision.  The Operating Agreement of the Target Companies also requires that a shareholder’s right to a jury trial be waived to the fullest extent permitted by law in any litigation relating to the shareholder’s investment in Target Company.
The Operating Agreement of the Acquiring Fund provides that it be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws and that each shareholder of the Acquiring Fund irrevocably submits to the non-exclusive jurisdiction and venue of District of Columbia court or U.S. federal court sitting in Washington, D.C. in any action arising out of the Operating Agreement.  The Operating Agreement of the Acquiring Fund further provides that any party to the Operating Agreement may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a claim be final and binding arbitration which will be conducted in the Washington D.C. metro area.  The mandatory arbitration provisions in the Operating Agreements of the Acquiring Fund do not apply to claims arising under federal securities laws.  The Operating Agreement of the Acquiring Fund also requires that a shareholder’s right to a jury trial be waived to the fullest extent permitted by law in any litigation relating to the shareholder’s investment in the Acquiring Fund.   As such, an individual purchasing shares in the Acquiring Fund will be bound by the provisions of the Operating Agreement and will waive their right to a jury trial.  .
Where to Find More Information
For more information about the management of a Target Company or the Acquiring Fund, or its policy with respect to dividends and distributions, and the pricing, purchase, redemption and repurchase of shares of a Target Company or the Acquiring Fund, U.S. federal income tax considerations relating to the ownership of shares of a Target Company or the Acquiring Fund and distribution arrangements of a Target Company or the Acquiring Fund, please see a Target Company’s offering circular and the Acquiring Fund’s prospectus.

THE MERGERS
Summary of the Merger Agreement
The terms and conditions under which the Mergers may be consummated are set forth in the Merger Agreement.  Significant provisions of the Merger Agreement are summarized below.  A copy of the Merger Agreement is attached as Exhibit A to this Information Statement.
At the effective time of a Merger, for each respective Target Company, (1) the Target Company will be merged into the Acquiring Fund and the Acquiring Fund will be the surviving entity of the Merger and the separate existence of the Target Company shall terminate; (2) the real and personal property, other assets, rights, privileges, immunities, powers, purposes, franchises, liabilities and obligations of the Target Company will continue unaffected and unimpaired by the Merger and shall be merged into the Acquiring Fund; and (3) the Acquiring Fund will issue Acquiring Fund common shares to the shareholders of the Target Company for each issued and outstanding common share of the Target Company based on the NAV per share of the Acquiring Fund’s common shares (as of the date of the Merger) divided by the NAV per share of the Target Company’s common shares (as of the date of the Merger).  The NAV per share of each Target Company and the Acquiring Fund will be determined in accordance with the requirements of the 1940 Act, Accounting Standards Codification 820 of the Financial Accounting Standards Board’s Generally Accepted Accounting Principles’ guidance, and the valuation procedures and the Operating Agreement of each of the Target Companies and the Acquiring Fund.  Immediately following the effective time of a Merger, the Acquiring Fund will distribute the common shares of the Acquiring Fund to shareholders of the Target Company and shareholders of the Target Company receiving shares of the Acquiring Fund through the distribution shall be admitted as shareholders of the Acquiring Fund according to the terms of the Acquiring Fund’s Operating Agreement.
The total value of the Acquiring Fund shares that shareholders will receive in a Merger will be the same as the total value of the shares of the Target Company that shareholders held immediately prior to the Merger. No sales charges or redemption fees will be imposed in connection with the Merger.
Each Target Company and the Acquiring Fund will be required to make representations and warranties in the Merger Agreement that are customary in matters such as the Mergers.
If all of the closing conditions set forth in the Merger Agreement are satisfied or waived with respect to a Target Company, consummation of a Merger (the “Closing”) is currently expected to occur at 11:59 p.m. Eastern time on a date mutually agreed to by the Merger parties that is anticipated to be no later than June 30, 2022 (unless the Merger parties mutually agree upon a later date), (the “Merger Date”), when the certificate of merger is filed with the Secretary of State of Delaware.  A certificate of merger when filed with the Secretary of State of Delaware will also serve as the certificate of cancellation of a Target Company.
If a Merger does not close with respect to any or all of the Target Companies, the Manager will consider what additional action to take. If a Merger does not close with respect to a Target Company for any reason, the Merger may still be completed with respect to any or all other Target Companies.  The Merger Agreement may be terminated, and a Merger may be abandoned at any time by mutual agreement of the parties.  The Merger Agreement may be amended or modified in a writing signed by the parties to the Merger Agreement.

Considerations in Approving the Mergers
Pursuant to each Target Company’s operating agreement, a Merger only requires the approval of the Manager and the Independent Representative (as described below). No vote of a Target Company or its shareholders is required to approve a Merger. The Manager and the Independent Representative have each determined that each Merger is advisable, in the best interests of each Target Company and its shareholders, and that the interests of each Target Company’s existing shareholders will not be diluted as a result of its Merger.  The Manager and the Independent Representative approved each Merger as of February 14, 2022.  The Board of the Acquiring Fund has also approved each Merger.
In order to address circumstances where the Sponsor, Manager or any of their respective affiliates are entering into a “principal transaction,” such as these Mergers, the Manager has appointed an Independent Representative to protect the interests of the Target Company’s shareholders and review and approve such transactions. Principal transactions are defined as transactions between the Sponsor, Manager or their affiliates, on the one hand, and a Target Company or one of its subsidiaries, on the other hand.  The Manager is only authorized to execute principal transactions with the prior approval of the Independent Representative and in accordance with applicable law. Such prior approval may include, but need not be limited to, pricing methodology for the acquisition of assets and/or liabilities for which there are no readily observable market prices. Each Merger is a “principal transaction” under each Target Company’s Operating Agreement because it involves the Target Company and an affiliate of Sponsor and Manager, namely, the Acquiring Fund (which is affiliated with the Manager by virtue of the Manager being the Acquiring Fund’s investment adviser); therefore, each Merger is subject to approval of the Independent Representative, which approval was given on February 14, 2022.
Any compensation payable to the Independent Representative for serving in such capacity on a Target Company’s behalf will be payable by the Manager.
The Manager appointed William Thomas Lockard, Jr. to serve as the Independent Representative for each of the Target Companies to protect the interests of the shareholders and review and approve any transactions in which the Sponsor, Manager or their affiliates have a conflict of interest with the Target Companies or a transaction deemed to be a “principal transaction.”  The Manager believes that Mr. Lockard is independent based on the criteria for an “interested person” set forth in Section 2(a)(19) of the 1940 Act.
Mr. Lockard is currently the Managing Director and Head of Public Finance for InspereX, a fixed-income broker dealer. He worked for 30 years as a public finance investment banker at closely held San Francisco-based Stone & Youngberg and was a co-founder of 280 CapMarkets, which as of July 1, 2021 merged with Incapital, LLC to form InspereX. Over the course of his banking career he structured more than 500 California local government financings representing more than $6 billion in public infrastructure and housing related projects. Mr. Lockard was a partner in the firm and served on both the firm’s board of directors and executive management committee.
Mr. Lockard earned a bachelor’s degree from Stanford University, a master’s degree from Claremont Graduate University, and an MBA from the University of Pennsylvania’s Wharton School. Mr. Lockard served as a trustee of the University of Pennsylvania. He is a Stanford University Associate. He is a board member of the Salesian Boys’ and Girls’ Club San Francisco. Mr. Lockard has served as treasurer on the boards of the Center for Investigative Reporting, Coro of Northern California and the ACLU of Northern California. Mr. Lockard is a full member of the Urban Land Institute, a member of the San Francisco Golden Gate chapter of Lambda Alpha, and a member of the Stanford Real Estate Council.

The Manager has determined that consolidating the Target Companies into a single, closed-end interval fund would allow the combined entity to streamline operations, cut administrative costs, including costs related to compliance, audit, tax matters and transfer agent services, and, ultimately, maximize returns to the benefit of shareholders. Further, by combining the Target Companies into one larger fund, the Manager believes the combined entity will be able to be more competitive in the real estate market through its institutional scale, effectuate more deals, increase the total investments of the entity, and unlock leverage from lenders at more attractive pricing than the Target Companies can currently achieve on their own. A larger fund may allow for investment in a greater number of investment opportunities which may reduce the risk that any one investment poses to fund performance. By effectuating the Mergers, the Manager expects to achieve significant cost savings with respect to annual audit, tax, legal and other fees.
The Manager also believes that the interval fund structure of the Acquiring Fund, which requires the Acquiring Fund to commit to mandatory quarterly repurchase offers pursuant to Rule 23c-3 under the 1940 Act, will enable shareholders to pursue a similar investment objective and investment strategies with increased liquidity because shareholders of the Acquiring Fund will be able to redeem their Fund shares at NAV.  In addition, under their respective redemption plans, the targeted maximum number of shares that a Target Company redeems annually is 20%, while the Acquiring Fund will offer to repurchase between 5% and 25% each quarter. Lastly, while registration of the Acquiring Fund with the SEC as an investment company is costly and subjects the Acquiring Fund to a host of complex regulations, the shareholder protections provided by the 1940 Act and the other benefits that derive from  operating as a closed end interval fund outweighed the perceived costs of such regulation.
The Independent Representative and the Manager of the Target Companies have determined that it is fair and reasonable, and in the best interest of the Target Companies and their shareholders to reorganize the Target Company with and into the Acquiring Fund. In making this determination, the Independent Representative and the Manager considered the ongoing costs that would be sustained if the Target Companies remained standalone entities and determined that the reorganization of the Target Companies with and into the Acquiring Fund would provide the most value to shareholders.
The Manager did not consider a reorganization or merger with a third party or a sale of the entities because it believes that the competitive advantages of having the Manager serve as investment adviser to the combined entity, similar to and in continuation of its current role as Manager to the Target Companies is critical to the Acquiring Fund’s success. As previously noted, the  Acquiring Fund’s sponsor, which is also the sponsor of the Target Companies, has a highly experienced management team, vast real estate investment experience, and extensive market knowledge and industry relationships, from which the Target Companies currently benefit, and from which the Manager believes the Acquiring Fund will also benefit.
The Board of the Acquiring Fund has also approved the Mergers.
Certain U.S. Federal Income Tax Consequences of the Merger
The following is a general summary of certain U.S. federal income tax consequences of the Mergers to U.S. holders and non-U.S. holders (each as defined below) of common shares in a Target Company (shares in any such Target Company, “Target Company Shares”), and is based upon the current provisions of the Code, the existing U.S. Treasury Regulations thereunder, current administrative rulings of the U.S. Internal Revenue Service (“IRS”) and published judicial decisions, all of which are subject to change, possibly with retroactive effect. These considerations are general in nature and individual shareholders should consult their tax advisers as to the federal, state, local, and foreign tax considerations applicable to them and their individual circumstances.

This discussion assumes that holders of any Target Company Shares hold such shares as a capital asset within the meaning of Section 1221 of the Code.  This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the Mergers. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of Target Company Shares that are subject to special treatment under U.S. federal income tax law, including, for example:
•	financial institutions;
•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);
•	insurance companies;
•	broker-dealers;
•	tax-exempt organizations;
•	subchapter S corporations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold Target Company Shares as part of a straddle, hedge, constructive sale,
•	conversion transaction, or other integrated transaction for U.S. federal income tax purposes;
•	regulated investment companies;
•	REITs;
•	certain U.S. expatriates;
•	non-U.S. holders (as defined below), except to the limited extent discussed;
•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;
•	persons who acquired their Target Company Shares through the exercise of an
•	employee stock option or otherwise as compensation; and
•	shareholders who hold their Target Company Shares in a tax-advantaged account, such as an individual retirement account (“IRA”) or qualified retirement plan.
For purposes of this discussion, a “holder” means a beneficial owner of Target Company Shares, and a “U.S. holder” means a holder that is:
•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Target Company Shares that is a nonresident alien individual or a non-U.S. corporation for U.S. federal income tax purposes that is not engaged in a U.S. trade or business, is not (in the case of individuals) present in the U.S. for 183 days or more during the taxable year and is not otherwise subject to special treatment under the Code.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Target Company Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Target Common Shares, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.
This discussion of certain U.S. federal income tax consequences of the Mergers is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
The U.S. federal income tax rules applicable to the Mergers and to REITs generally are highly technical and complex. Holders of Target Company Shares are urged to consult their tax advisors regarding the specific tax consequences to them of the Mergers, the ownership of common shares in the Acquiring Fund, and the Acquiring Fund’s qualification as a REIT, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws, and potential changes in applicable tax laws, in light of their particular circumstances.
Material U.S. Federal Income Tax Consequences of the Mergers
Each Merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and shareholders are generally not expected to realize gain or loss for U.S. federal income tax purposes in connection with the Merger, meaning that shareholders should not be required to pay any U.S. federal income tax in connection with the Merger.  As a condition to the consummation of the Mergers, a tax opinion will be delivered (“Tax Opinion”) to each Target Company and the Acquiring Fund to that effect.  The Tax Opinion will be based on the facts, qualifications, exceptions and assumptions stated therein (as well as certain representations contained in tax representation letters provided by each Target Company and the Acquiring Fund) and the existing U.S. federal income tax law, and conditioned on the Mergers being completed in accordance with the Merger Agreement.  The failure of a Target Company or the Acquiring Fund to qualify as a REIT could cause a Merger to be taxable, and the Tax Opinion will assume that (i) commencing with its first REIT taxable year each Target Company has qualified, and through its taxable year that ends with the Merger each Target Company will continue to qualify, as a REIT and (ii) commencing with its first REIT taxable year the Acquiring Fund has qualified, and through its taxable year that includes the Mergers the Acquiring Fund will continue to qualify, as a REIT.  Opinions of counsel are not binding upon the Internal Revenue Service or the courts.
As a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Mergers are expected to be as follows:
•	A Target Company will not recognize any gain or loss as a result of its Merger.

•	A holder of Target Company Shares will recognize no gain or loss as a result of a Merger.
•
The aggregate tax basis of the Acquiring Fund common shares received by a holder will be the same as the aggregate tax basis of the shares of Target Common Shares surrendered in exchange therefor. If a holder acquired different blocks of Target Company Shares at different times or at different prices, Treasury Regulations provide guidance on how such holder may allocate its tax basis to the Acquiring Fund common shares received in a Merger. Holders that hold multiple blocks of Target Company Shares should consult their tax advisors regarding the proper allocation of their basis among Acquiring Fund common shares received in a Merger under these Treasury Regulations.

•	The holding period of the Acquiring Fund common shares received by a holder in connection with a Merger will include the holding period of the Target Company Shares surrendered in a Merger.
•
Non-U.S. holders of Target Company Shares will not be subject to U.S. federal income tax on the receipt of Acquiring Fund common shares (i) if the Target Company is not a U.S. real property holding corporation (“USRPHC”) at the time of its Merger or (ii) if such Target Company is a USRPHC at such time, if it is a “domestically controlled” REIT. A Target Company will be a “domestically controlled” REIT if it qualifies as a REIT at such time and, at all times during a specified testing period ending at the time of its Merger, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. Although each Target Company believes it will constitute a domestically controlled REIT at the time of its Merger, it cannot be certain that it will so qualify as a domestically controlled REIT. If a Target Company is a USRPHC but not a domestically controlled REIT, a non-U.S. holder will be subject to U.S. federal income tax on gain with respect to Acquiring Fund common shares received in a Merger unless the Acquiring Fund is a USRPHC and not a domestically controlled REIT immediately after the Merger and certain procedural requirements are met.

•
If a Target Company declares additional dividends or redeems shares close in time to a Merger, or if a former Target Company shareholder redeems Acquiring Fund shares close in time to the Merger, it is possible the payment of such dividends or redemptions could be treated as part of the Merger consideration, in which case a U.S. holder generally would recognize gain, but not loss, equal to the lesser of (i) the amount of such dividend or redemption payment received or (ii) the excess, if any, of (a) the sum of the amount of such dividend or redemption proceeds received and the fair market value of the Acquiring Fund common shares received in the Merger (other than any shares treated as redeemed as part of the Merger) over (b) such holder's adjusted tax basis in its shares of Target Company common shares (including redeemed shares). The Acquiring Fund and the Target Company intend to take the position that any such dividends or redemption proceeds are not  part of the Merger consideration.  However, such dividends or redemptions would nonetheless be subject to tax under the normal rules governing the taxation of dividends and redemptions if they are held by a taxable investor or in a taxable account.

If a Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, among other things:
•	A Merger would be treated as a taxable transaction with a Target Company treated as selling its assets to the Acquiring Fund in exchange for the common shares of the Acquiring Fund, which would then be followed by a taxable liquidation of the Target Company.  The holders of Target Company Shares generally would recognize gain or loss on the receipt of Acquiring Fund common shares (although non-U.S. holders of Target Company Shares would not be subject to U.S. federal income tax on the receipt of Acquiring Fund common shares if the Target Company is not a USRPHC or is a domestically controlled REIT at the time of its Merger).
•
If a Target Company does not qualify as a REIT at the time of a Merger, the Target Company generally would recognize gain or loss on a deemed taxable transfer of its assets to the Acquiring Fund, which could result in a significant current tax liability for the Target Company and thus the Acquiring Fund, as the surviving entity.

REIT Qualification of the Target Company and Acquiring Fund
Commencing with its taxable year that includes the Mergers, the Acquiring Fund intends to qualify for treatment and will elect to be taxed as a REIT, in accordance with Sections 856 through 860 of the Code, and it believes that its past, current, and intended future organization and operations will permit the Acquiring Fund to qualify for taxation as a REIT under Sections 856 through 860 of the Code. Each of the Target Companies has elected to be treated as a REIT and believes that it has operated and will operate in a manner to qualify to be treated and taxed as a REIT under Sections 856 through 860 of the Code for each taxable year beginning with its first REIT taxable year through its final taxable year ending on the Merger Date.
Nonetheless, there is no guarantee that the Acquiring Fund will qualify as a REIT, nor can there be  a guarantee that each Target Company has qualified as a REIT and will qualify as a REIT until the Merger Date. This is because qualification and taxation as a REIT depends upon the ability of the Acquiring Fund and each Target Company to meet numerous complex REIT qualification requirements imposed under the Code, including requirements relating to income, asset ownership, distribution levels and diversity of share ownership. There are only limited judicial and administrative interpretations of these requirements and many involve the determination of various factual matters and circumstances not entirely within the control of the Acquiring Fund or the Target Companies. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances, there can be no assurance that the actual operating results of the Acquiring Fund and each Target Company have satisfied or will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.  If the Acquiring Fund fails to qualify as a REIT post-merger it will be subject to tax at the regular U.S. federal corporate income tax rate.
The Acquiring Fund may fail to qualify as a REIT, and its ability to elect REIT status could be delayed for up to four taxable years, if it is determined to have become a “successor” to another REIT whose REIT election has been terminated. Accordingly, if the Acquiring Fund is viewed as a successor of a Target Company that failed to qualify as a REIT, the infirmity with respect to such Target Company could impact the Acquiring Fund's ability to elect REIT status.
Tax Liabilities and Attributes Inherited from the Target Companies
If a Target Company failed to qualify as a REIT for any of its REIT taxable years and for which the applicable period for assessment had not expired, the Target Company would be liable for (and Acquiring Fund may be obligated to pay) U.S. federal income tax on its taxable income for such years at the corporate income tax rate, and, assuming each of the Mergers qualified as reorganizations within the meaning of Section 368(a) of the Code and the Acquiring Fund qualified as a REIT, the Acquiring Fund would be subject to tax on the built-in gain on each Target Company asset existing at the time of the Mergers if the Acquiring Fund were to dispose of the Target Company asset within a statutory period, which would extend for five years following the Mergers. Such tax would be imposed at the highest regular U.S. federal corporate income tax rate in effect at the date of the sale.
If the Acquiring Fund fails to qualify as a REIT for any of its REIT taxable years for which the applicable period for assessment has not expired, the Acquiring Fund would be liable for U.S. federal income tax on its taxable income at regular U.S. federal corporate income tax rates.  Furthermore, the Acquiring Fund would not be able to re-elect REIT status until the fifth taxable year after the first taxable year in which such failure occurred.
Shareholder Considerations
As shareholders of the Acquiring Fund following the Mergers, shareholders of a Target Company will receive a proportionate share (based on their ownership of Acquiring Fund Shares) of any taxable income and gains realized by the  Acquiring Fund when such income and gains are eventually distributed by the Acquiring Fund.  As a result of relative differences in tax attributes (such as unrealized appreciation) among the Target Companies that will carry over to the Acquiring Fund, the taxable portion of distributions paid by the Acquiring Company following the Mergers may be greater (or less) than the taxable portion of Target Company distributions that would be paid to shareholders of a Target Company had the Mergers not occurred.  In addition, if the combined Acquiring Fund, following the Mergers, has proportionately greater unrealized appreciation in its portfolio investments as a percentage of its net asset value as compared to a  Target Company, the Acquiring Fund may be required to make relatively larger distributions (as compared to such Target Company if the Mergers had not occurred) in order to meet REIT distribution requirements and avoid tax on retained income and gains.

Costs of the Mergers
The Manager will bear all costs associated with the Mergers, without reimbursement, on behalf of each Target Company and the Acquiring Fund (directly or through a reduction in future management fees). The costs of a Merger include legal counsel fees and independent accountant fees but do not include any portfolio transaction costs arising from the merger (which will be borne by the respective Target Company and, in any case, are expected to be de minimis).  The estimated total cost of the Mergers is expected to be approximately $250,000, which the Manager is expected to pay on behalf of each Target Company and the Acquiring Fund.
Share Ownership by Large Shareholders, Management and Directors
As of February 1, 2022, no shareholder holds more than 5% of the outstanding shares of any Target Company and to the knowledge of each Target Company’s management, the officers of the Target Companies owned, as a group, less than 1% of the outstanding shares of each Target Companies.
As of the date of this Information Statement, the Acquiring Fund has not yet commenced operations and has no outstanding shares.
OTHER MATTERS
Capitalization
The following table, which is unaudited, sets forth for each Merger the total net assets, number of shares outstanding and NAV per share of each class of each Target Company and the Acquiring Fund. This information is generally referred to as the “capitalization” of a Target Company or the Acquiring Fund. The term “pro forma capitalization” means the expected capitalization of the Acquiring Fund after it has combined with all the Target Companies. The pro forma capitalization column in the table assumes that all of the Mergers have taken place. The capitalizations of each Target Company and the Acquiring Fund is likely to be different on the Merger Date as a result of share purchase, redemption and market activity.  As of the date of this Information Statement, the Acquiring Fund has not commenced operations and has no assets or shares outstanding, it therefore is not included in the table below.  For accounting and financial information purposes, the Acquiring Fund will be the accounting survivor of the Mergers, and, as such, the historical financial and performance information of each Target Company will not continue post-Merger.  The Acquiring Fund’s financial and performance information will begin on a post-Merger basis.
.
As of June 30, 2021	Net Assets*	Net Shares Outstanding	Net Asset Value per Share**
Income eREIT II	$ 80,625,645	8,265,064	$ 10.10

Income eREIT III	$ 29,692,633	4,590,135	$ 10.25

Income eREIT 2019	$ 28,626,689	4,116,453	$ 10.14

Income eREIT V	$ 40,469,535	4,077,241	$ 10.11

eREIT XIV	$ 45,701,072	4,685,603	$ 10.11

Income eREIT	$ 145,468,587	14,750,928	$ 10.05

Adjustments	$ 38,898,000	462,792

Pro forma Acquiring Fund	$ 409,482,161	40,948,216	$ 10.00

*The Target Companies’ Net Assets are based on historical financial statements that account for investments with cost-basis accounting.
**The NAV per share is calculated quarterly for each Target Company in accordance with the requirements of the Limited Liability Company Operating Agreements (an “Operating Agreement”) and valuation procedures of each of the Target Companies.

WHERE TO FIND ADDITIONAL INFORMATION
This Information Statement and the related SAI do not contain all the information set forth in the registration statements, the exhibits relating thereto and the annual and semi-annual reports (as applicable) filed by the Target Companies or the Acquiring Fund as such documents have been filed with the SEC pursuant to the requirements of the 1933 Act and the 1940 Act, to which reference is hereby made. The SEC file numbers of the Target Companies, which contains a Target Company’s offering circular and shareholder reports is as follows:

Target Company	SEC File Number
Income eREIT II	024-10844
Income eREIT III	024-10927
Income eREIT 2019	024-10969
Income eREIT V	024-11643
eREIT XIV	024-11105
Income eREIT	024-11140
The SEC file number of the Acquiring Fund, which contains the Acquiring Fund’s prospectus, and related SAI is 811-23745.  The Acquiring Fund is subject to the informational requirements of the 1940 Act and in accordance therewith, files reports and other information with the SEC. Copies of reports, proxy material, registration statements and other information filed (including the Registration Statement relating to the Acquiring Fund on Form N-14 of which this Information Statement is a part) may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. The SEC maintains a website at www.sec.gov that contains information regarding each Target Company and Acquiring Fund and other registrants that file electronically with the SEC.

EXHIBIT A
AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

DATED

FEBRUARY 15, 2022

AMONG

FUNDRISE REAL ESTATE INVESTMENT TRUST, LLC

FUNDRISE INCOME EREIT II, LLC

FUNDRISE INCOME EREIT III, LLC

FUNDRISE INCOME EREIT 2019, LLC

FUNDRISE INCOME EREIT V, LLC

FUNDRISE EREIT XIV, LLC

AND

FUNDRISE INCOME REAL ESTATE FUND, LLC

AND FOR CERTAIN LIMITED PURPOSES

FUNDRISE ADVISORS, LLC

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This Agreement of Merger and Plan of Reorganization (this “Agreement”) is dated as of February 15, 2022 among:
(a)	Fundrise Real Estate Investment Trust, LLC, a Delaware limited liability company (“Income I”),
(b)	Fundrise Income eREIT II, LLC, a Delaware limited liability company (“Income II”),
(c)	Fundrise Income eREIT III, LLC, a Delaware limited liability company (“Income III”),
(d)	Fundrise Income eREIT 2019, LLC, a Delaware limited liability company (“Income 2019”),
(e)	Fundrise Income eREIT V, LLC, a Delaware limited liability company (“Income V”),
(f)	Fundrise eREIT XIV, LLC, a Delaware limited liability company (“eREIT XIV”) and
(g)	Fundrise Income Real Estate Fund, LLC (the “Interval Fund”).
Fundrise Advisors, LLC, a Delaware limited liability company (the “Manager”), joins this Agreement solely for purposes of Sections, 1.2, 1.4, 1.8, 6.1, 7.1 and 7.3.
Income I, Income II, Income III, Income 2019, Income V and eREIT XIV are collectively referred to herein as the “Non-Surviving Entities”.  The Non-Surviving Entities and the Interval Fund together are referred to herein as the “Merger Parties” and each individually as a “Merger Party”.
WHEREAS, the Non-Surviving Entities are externally managed by the Manager, which is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”), and a wholly-owned subsidiary of Rise Companies Corp. (the “Sponsor”), and the Manager also serves as the investment advisor to the Interval Fund;
WHEREAS, pursuant to the operating agreement of each of the Non-Surviving Entities (each an “Operating Agreement”), the Merger (as defined below) only requires the approval of the Manager and William Thomas Lockard, Jr. (the “Independent Representative”), both of which have approved the Merger as of February 14, 2022;
WHEREAS, pursuant to the operating agreement of the Interval Fund, the Merger requires the approval of the Interval Fund’s Board of Directors (the “Interval Fund Board”), which has approved the Merger as of January 18, 2022;
WHEREAS, the Manager, the Independent Representative and the Interval Fund Board, as applicable, have determined that it is in the best interests of the Merger Parties and their respective shareholders for the Merger Parties to combine their businesses by way of six simultaneous mergers (collectively, the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, the Manager, the Independent Representative and the Interval Fund Board, as applicable, have each taken all actions required for the execution of this Agreement by the Merger Parties, and to approve the consummation by the Merger Parties of the transactions contemplated hereby;
WHEREAS, the Merger Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, (i) the merger of each Non-Surviving Entity into the Interval Fund pursuant to this Agreement, is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization” for each such merger for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Merger Parties agree as follows:
ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time (as defined below), each of the Non-Surviving Entities shall simultaneously be merged with and into the Interval Fund, which shall be the surviving entity of the Merger (the “Surviving Entity”). Except as specifically provided in this Agreement, when the Merger becomes effective, (a) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Surviving Entity shall continue unaffected and unimpaired by the Merger, (b) the separate existence of the Non-Surviving Entities shall terminate, and their real and personal property, other assets, rights, liabilities, obligations, privileges, immunities, powers, purposes and franchises shall be merged into the Surviving Entity, and (c) the Merger shall have the other effects specified in Section 209 of the Act.
1.2 Issuance of Surviving Entity Shares. At the Effective Time described below, the Surviving Entity shall issue to each of the shareholders of the Non-Surviving Entities common share(s) of the Surviving Entity based on the “Exchange Ratio” for each issued and outstanding common share of each of the Non-Surviving Entities (each such number of Surviving Entity common shares being exchanged, the “Exchange Shares”). The parties acknowledge that the “Exchange Ratios” will be the ratio calculated based on (i) the net asset value (“NAV”) per share, as of the Merger Date (as defined below), of each applicable Non-Surviving Entity common share as determined in accordance with the Operating Agreements and valuation procedures of each Non-Surviving Entity divided by (ii) the NAV per share, as of the Merger Date, of a Surviving Entity common share as determined in accordance with the Operating Agreement and valuation procedures of the Interval Fund. The NAV will be calculated in accordance with the requirements of the Investment Company Act of 1940, as amended and Accounting Standards Codification 820 of the Financial Accounting Standards Board’s Generally Accepted Accounting Principles’ guidance.

1.3 Distribution to Non-Surviving Entity Shareholders. Immediately following the Effective Time, each Non-Surviving Entity shareholder’s Exchange Shares shall be reflected (i) on the books and records of the Surviving Entity and its transfer agent, Computershare, Inc. and (ii) under such shareholder’s individual account on the online investment platform available at www.fundrise.com. Shareholders of the Non-Surviving Entities receiving Exchange Shares shall be admitted as shareholders of the Surviving Entity according to the terms of the Surviving Entity’s Operating Agreement.
1.4 Merger of the Non-Surviving Entities into the Surviving Entity.  On behalf of each Non-Surviving Entity, the Manager shall file a certificate of merger (the “Certificate of Merger”) substantially in the form of Exhibit A with the Delaware Secretary of State merging such Non-Surviving Entity with and into the Surviving Entity in accordance with the terms of this Agreement and their Operating Agreements.
1.5 Tax Treatment. For U.S. federal income tax purposes, each merger of a Non-Surviving Entity with and into the Surviving Entity is intended to be treated as a  “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is intended to be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).  No Merger Party shall take any position for income tax purposes that is inconsistent with such treatment, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
1.6 Redemptions Prior to the Merger. Shareholders of the Non-Surviving Entities may continue submitting redemption requests in accordance with the terms of the Non-Surviving Entities’ respective redemption plans as described in their respective offering statement that was most recently qualified by the SEC. The Non-Surviving Entities may suspend accepting redemption requests prior to the Effective Time for administrative reasons and will file any updates to its redemption plan on the SEC’s EDGAR website.
1.7 Application of Surviving Entity Provisions to Non-Surviving Entity Shareholders. Upon completion of the Merger, the former shareholders of the Non-Surviving Entities shall be subject to all the rights and obligations of shareholders under the Surviving Entity Operating Agreement.
1.8 Distributions from Non-Surviving Entities. If any of the Non-Surviving Entities have declared distributions prior to the Effective Time, or, after the date hereof, declare distributions prior to the Effective Time, in either case which distributions have not yet been paid to shareholders of such Non-Surviving Entities at the Effective Time (“Unpaid Distributions”), such Non-Surviving Entities shall deposit such Unpaid Distributions with an independent trustee or escrow agent to be determined by the Manager (in its capacity as manager of such Non-Surviving Entities) (the “Distribution Trustee”) before the Effective Time. The Non-Surviving Entities shall instruct the Distribution Trustee to hold any Unpaid Distributions until the date such Unpaid Distributions are payable, at which time the Distribution Trustee shall cause the Unpaid Distributions to be paid to the former shareholders of the applicable Non-Surviving Entities so as to give effect to the terms of any declared distributions made such Non-Surviving Entities prior to the Effective Time.  For the avoidance of doubt, such Unpaid Distributions shall not be paid to the Surviving Entity by the Distribution Trustee, or paid by the Surviving Entity to such Non-Surviving Entities’ former shareholders.

ARTICLE 2

EFFECTIVE TIME OF MERGER

2.1 Date of the Merger. The Merger shall take place on a date mutually agreed to by the Merger Parties (the “Merger Date”) after the SEC declares effective a prospectus on Form N-2 and on Form N-14 filed by the Interval Fund (together, the “Prospectus”) and all of the conditions in Article 5 have been satisfied or waived by the Merger Parties. The Merger Date may be changed with the consent of the Merger Parties.
2.2 Execution of Certificate of Merger. The Surviving Entity shall execute the Certificate of Merger substantially in the form of Exhibit A and the Non-Surviving Entities shall cause the Certificate of Merger to be filed with the Secretary of State of Delaware on the Merger Date or as soon after that date as is practicable.
2.3 Effective Time of the Merger. The Merger shall become effective at 11:59 p.m. EST on the day on which the Certificate of Merger is filed with the Secretary of State of Delaware (the “Effective Time”).
ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Merger Parties. Each Merger Party represents and warrants to the others as follows:
(a) The Merger Party is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.
(b) The Merger Party has all power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize the Merger Party to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Merger Party and is a valid and binding agreement of the Merger Party, enforceable against it in accordance with its terms.
(c) Neither the execution and delivery of this Agreement nor completion of the Merger shall violate or constitute a breach of, or result in a default under, any agreement to which the Merger Party is a party or by which it, or any of its properties, is bound, or any law or any order of any court or other governmental authority having jurisdiction over the Merger Party.
(d) There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding the Merger Party.
(e) There is no action pending or, to the knowledge of the Manager, threatened in writing by or before any governmental authority against the Merger Party or any officer of the Merger Party, and neither the Merger Party, nor any of its property, is subject to any outstanding order of any governmental authority.

(f) All of the outstanding common shares of the Merger Party, if any, are duly authorized, validly issued and fully paid and holders of such shares shall have no obligation to make payments or contributions to the Merger Party or its creditors solely by reason of their ownership of such shares.
(g) No dissenters’ or appraisal rights shall be available to the holders of common shares of the Merger Party as a result of, or in connection with, the Merger and the other transactions contemplated by this Agreement.
(h) In the case of a Merger Party that is a  Non-Surviving Entity, it has elected to be treated as a “real estate investment trust” under the Code (“REIT”), has qualified to be treated as a REIT since the date of such election, and will qualify to be treated as a REIT until the Effective Time.  In the case of the Surviving Entity, it will qualify to be treated as REIT under the Code effective not later than the Merger Date, will be so treated for its taxable year that includes the Merger Date, and will make a timely election to be so treated.
(i) As of the Merger Date, all material Returns (as defined below) of the Merger Party required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision shall have been made for the payment thereof.  No such material Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Returns; there are no levies, liens or other encumbrances on the Merger Party or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in the Merger Party’s financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements.  As used in this Agreement, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.  “Return” means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
3.2 Termination of Representations and Warranties. The representations and warranties in this Article 3 shall terminate at the Effective Time, and no Merger Party or other person shall have any rights or claims as a result of any of those representations and warranties after the Effective Time.

ARTICLE 4

ACTIONS PRIOR TO THE MERGER

4.1 Activities of the Non-Surviving Entities Until Effective Time. From the date of this Agreement until the Effective Time, each of the Non-Surviving Entities shall, and shall cause each of its subsidiaries to:

(a) operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement; and
(b) take all reasonable steps available to it to maintain the goodwill of its business.
4.2 Efforts Regarding Merger. Each Merger Party shall use its best efforts to cause the Merger to take place on the Merger Date, or as soon after that date as is practicable.
4.3 Efforts Relating to REIT Status; Reorganization Qualification.
(a) Each Merger Party and its subsidiaries:
i.
shall not take any action that would, or fail to take any action the failure of which to be taken would, reasonably be expected to cause (1) such Merger Party to fail to qualify as a REIT or (2) any subsidiary of such Merger Party to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of the Code, as the case may be; and

ii.
shall use commercially reasonable efforts (before and, as relevant, after the Effective Time) to cause each of the mergers comprising the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Each Non-Surviving Entity, taking into account (i) all distributions to be made by such Non-Surviving Entity prior to the Effective Time and (ii) any Unpaid Distributions with respect to such Non-Surviving Entity properly treated as paid in respect of a taxable year ending on or prior to the Merger pursuant to Section 858 of the Code, shall have distributed cash to its shareholders in its taxable years ending on or prior to the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of each such taxable year, and to ensure such Non-Surviving Entity will not be subject to tax under Sections 857(b) of the Code or material excise tax under Section 4981 of the Code in respect of its taxable year ended December 31, 2021 or its taxable year ending with the Merger.
ARTICLE 5

CONDITIONS TO THE MERGER
5.1 Conditions to Merger Parties’ Obligations. The obligations of each of the Merger Parties to complete the Merger are subject to the following conditions (which each Merger Party may waive as to itself, but not as to the other Merger Parties):
(a) the approval of the Merger by the Manager, Independent Representative and the Interval Fund Board, as applicable for each Merger Party, each of which has been obtained;

(b) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect;
(c) the SEC shall have issued a Notice of Effectiveness for the Prospectus;
(d) as of the date of this Agreement and the Effective Time, there are no state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on either Merger Party. “Material Adverse Effect” is defined as any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of a Merger Party, taken as a whole, or (ii) the ability of such Merger Party to perform its obligations under this Agreement or to consummate the Merger;
(e) the representations and warranties set forth in Article 3 are true and correct in all respects, in each case as of the date of this Agreement and the Effective Time, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on either Merger Party;
(f) the Merger Parties shall have received a tax opinion of Goodwin Procter LLP (or such other reputable REIT counsel as may be reasonably acceptable to the Merger Parties), dated as of the date of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, each of the mergers comprising the Merger will qualify as a  “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, tax counsel shall be permitted to rely upon the tax representation letters described in Section 5.2; and
(g) the Merger Parties have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them.
5.2 Merger Party Representation Letters. Each Merger Party shall deliver to Goodwin Procter LLP, counsel to the Merger Parties, or other counsel described in Section 5.1(f), a tax representation letter, dated as of the date of the Effective Time and signed by an authorized officer or manager of such Merger Party, containing representations of such Merger Party for purposes of rendering the opinion described in Section 5.1(f).
5.3 No Fairness Opinions. The Merger Parties shall not be required to deliver any opinions from financial advisors in connection with the Merger other than as required for the Prospectus, if any.
ARTICLE 6

TERMINATION

6.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (even though the Manager, the Independent Representative and the Interval Fund Board, as applicable, have approved the Merger) by;
(a) mutual consent of the Merger Parties in a written instrument; and

(b) on behalf of any individual Merger Party, by the Manager (with respect to a Non-Surviving Entity) or the Interval Fund Board (with respect to the Surviving Entity) in writing to the other Merger Parties.
6.2 Effect of Termination. If this Agreement is terminated pursuant to this Article 6, after this Agreement is terminated, none of the Merger Parties which have terminated this Agreement shall have any further rights or obligations under this Agreement. Nothing contained in this Section shall, however, relieve any Merger Party from liability for a breach of this Agreement which occurs before this Agreement is terminated.
ARTICLE 7

GENERAL
7.1 Expenses. The Manager shall bear all costs and expenses associated with the Merger as incurred on behalf of each Merger Party, except that any portfolio transaction costs associated with the Merger, which costs shall be borne directly by such Merger Party and provided further that the amount of costs and expenses borne by the Manager with respect to any Merger Party pursuant to this Section 7.1 shall not exceed the amount that if treated as income not described in either Section 856(c)(2) of the Code or Section 856(c)(3) of the Code would cause such Merger Party to fail the requirements of either such Code Section. The management fee otherwise payable by the Surviving Entity following the Merger shall be reduced to the extent of the aggregate reduction, if any, in the costs and expenses borne by the Manager by reason of the immediately preceding proviso.
7.2 Indemnification for Prior Acts. The Surviving Entity shall honor, and shall not amend or modify for at least six years after the date of this Agreement, any obligations of any Merger Party, or any of its subsidiaries, to indemnify the Manager or the Independent Representative (each an “Indemnified Party”) with respect to matters which occur prior to the Effective Time. The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, Indemnified Parties.
7.3 Press Releases. The Manager shall make all decisions regarding whether to issue, and the substance of, any press releases or other public statements with respect to this Agreement or the Merger.
7.4 Entire Agreement. This Agreement contains the entire agreement between the Merger Parties relating to the transactions that are the subject of this Agreement, and all prior negotiations, understandings and agreements between the Merger Parties are superseded by this Agreement. None of the Merger Parties have relied on any representations, warranties, understandings or agreements concerning the transactions that are the subject of this Agreement other than those expressly set forth in this Agreement.
7.5 Benefit of Agreement. This Agreement is for the benefit of the parties to it, their respective successors and any permitted assigns. Except as stated in Section 7.2, this Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns.
7.6 Assignments. Neither this Agreement nor any right of any party under it may be assigned.

7.7 Captions. The captions of the articles and sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement.
7.8 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and shall be deemed given when it is delivered in person or sent by facsimile or electronic mail (with proof of receipt at the required facsimile number or email address), on the business day after the day on which it is delivered to a major nationwide overnight delivery service with instructions to make next business day delivery, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, addressed as follows:
If to the Merger Parties and the Manager:
Fundrise Real Estate Investment Trust, LLC
Fundrise Income eREIT II, LLC
Fundrise Income eREIT III, LLC
Fundrise Income eREIT 2019, LLC
Fundrise Income eREIT V, LLC
Fundrise eREIT XIV, LLC
Fundrise Income Real Estate Fund, LLC
Fundrise Advisors, LLC
Attn: Bjorn Hall
11 Dupont Circle NW, 9th FL,
Washington, District of Columbia 20036
email: bjorn@fundrise.com

with a copy to:

Mark Schonberger, Esq.
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Email: mschonberger@goodwinlaw.com

and

Kenneth L. Greenberg, Esq.
Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, Pennsylvania 19103
Email: kgreenberg@stradley.com

7.9 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of laws principles that would apply the laws of any other jurisdiction.

7.10 Amendments. This Agreement may be amended by, but only by, a document in writing signed by both of the Merger Parties.
7.11 Counterparts. This Agreement may be executed in two or more counterparts, some of which may contain facsimile signatures of some of the parties. Each of those counterparts shall be deemed to be an original copy of this Agreement, but all of them together shall constitute one and the same agreement.

(Signatures on following page)

IN WITNESS WHEREOF, each of the Merger Parties and the Manager have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

NON-SURVIVING ENTITIES
Fundrise Real Estate Investment Trust, LLC Fundrise Income eREIT II, LLC Fundrise Income eREIT III, LLC Fundrise Income eREIT 2019, LLC Fundrise Income eREIT V, LLC Fundrise eREIT XIV, LLC
By:	Fundrise Advisors, LLC, as Manager of each of the above entities

By:	/s/ Benjamin S. Miller
Name: Benjamin S. Miller
Title: Chief Executive Officer

SURVIVING ENTITY
Fundrise Income Real Estate Fund, LLC
By:	/s/ Benjamin S. Miller
Name: Benjamin S. Miller
Title: President

WITH RESPECT TO SECTIONS, 1.2, 1.4, 1.8, 6.1, 7.1 AND 7.3 ONLY:
Fundrise Advisors, LLC
By:	/s/ Benjamin S. Miller
Name: Benjamin S. Miller
Title: Chief Executive Officer

EXHIBIT A

CERTIFICATE OF MERGER
 OF

FUNDRISE REAL ESTATE INVESTMENT TRUST, LLC
(a Delaware limited liability company)

FUNDRISE INCOME EREIT II, LLC
(a Delaware limited liability company)

FUNDRISE INCOME EREIT III, LLC
(a Delaware limited liability company)

FUNDRISE INCOME EREIT 2019, LLC
(a Delaware limited liability company)

FUNDRISE INCOME EREIT V, LLC
(a Delaware limited liability company)

FUNDRISE EREIT XIV, LLC
(a Delaware limited liability company)

WITH AND INTO

FUNDRISE INCOME REAL ESTATE FUND, LLC
(a Delaware limited liability company)

Under Title 6, Section 18-209 of the Delaware Limited Liability Company Act

Pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act, as amended (the "Act"), the undersigned limited liability company, Fundrise Income Real Estate Fund LLC, a Delaware limited liability company (the "Company"), does hereby certify to the following information relating to the mergers (each a “Merger” and collectively the "Mergers") of Fundrise Real Estate Investment Trust, LLC, a Delaware limited liability company, Fundrise Income eREIT II, LLC, a Delaware limited liability company, Fundrise Income eREIT III, LLC, a Delaware limited liability company, Fundrise Income eREIT 2019, LLC, a Delaware limited liability company, Fundrise Income eREIT V, LLC, a Delaware limited liability company,  and Fundrise eREIT XIV, LLC, a Delaware limited liability company, with and into the Company.
A-A-1

FIRST: The name, state of formation and type of entity of each of the constituent entities in the Merger are as follows:

Name	State of Formation/Type of Entity

Fundrise Real Estate Investment Trust, LLC	Delaware limited liability company
Fundrise Income eREIT II, LLC	Delaware limited liability company
Fundrise Income eREIT III, LLC	Delaware limited liability company
Fundrise Income eREIT 2019, LLC	Delaware limited liability company
Fundrise Income eREIT V, LLC	Delaware limited liability company
Fundrise eREIT XIV, LLC	Delaware limited liability company
Fundrise Income Real Estate Fund LLC	Delaware limited liability company

SECOND: An Agreement of Merger and Plan of Reorganization has been approved and executed by each of the constituent entities.

THIRD: The surviving entity of the Mergers is Fundrise Income Real Estate Fund LLC.

FOURTH: The certificate of formation of the surviving entity shall be the certificate of formation of Fundrise Income Real Estate Fund LLC as in force and effect at the effective time of the Mergers, without amendment or change.

FIFTH: The Mergers shall be effective on _______, 2022 at 11:59 p.m. Eastern Standard Time.

SIXTH: An executed copy of the Agreement of Merger and Plan of Reorganization relating to the Mergers is on file at the following principal office of the surviving entity:

Fundrise Income Real Estate Fund, LLC
11 Dupont Circle NW, 9th FL,
 Washington, District of Columbia 20036

SEVENTH: A copy of the Agreement of Merger and Plan of Reorganization relating to the Merger shall be furnished by the surviving entity, on request and without cost, to any member of any of the constituent entities.
A-A-2

IN WITNESS WHEREOF, the surviving entity has caused this Certificate of Merger to be signed by its President, this __ day of ________, 2022.

Fundrise Income Real Estate Fund, LLC

By:                     ______________________________________________
Name: Benjamin S. Miller
Title: President

A-A-3

EXHIBIT B
Current Investments Held by Each Target Company

Investment Type	Fundrise Income eREIT II, LLC[1]	Fundrise Income eREIT III, LLC[1]	Fundrise Income eREIT 2019, LLC[1]	Fundrise Income eREIT V, LLC[1]	Fundrise eREIT XIV, LLC[1]	Fundrise Real Estate Investment Trust, LLC[1]
Senior Secured Loans	X	X	X	X		X
Mezzanine Loans	X			X	X
Real Property and Controlled Subsidiaries (Preferred Equity Interest)	X				X	X
Real Property and Controlled Subsidiaries (Joint Venture Equity Interest)	X	X	X	X	X	X
Real Property Controlled Subsidiaries (Wholly-Owned Investments)						X
Other Real Estate Related Investments				X

1 As of June 30, 2021
B-1

Part B
STATEMENT OF ADDITIONAL INFORMATION
DATED FEBRUARY 17, 2022
to the

Joint Information Statement/Prospectus on Form N-14 Filed by:
Fundrise Income Real Estate Fund, LLC (the “Acquiring Fund”)

11 Dupont Circle NW, 9th Floor,
Washington, D.C. 20036
(202) 584-0550

This Statement of Additional Information (“SAI”), which is not a prospectus, supplements and should be read in conjunction with the Joint Information Statement/Prospectus for the Acquiring Fund dated February 17, 2022 (the “Information Statement”) relating specifically to an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”), dated February 15, 2022. Copies of the Information Statement may be obtained at no charge by writing the Acquiring Fund, at 11 Dupont Circle NW, 9th FL, Washington, D.C. 20036, or calling (202) 584-0550.  Unless otherwise indicated, capitalized terms used herein and not otherwise defined have the same meanings as are given to them in the Information Statement.
Table of Contents

Page
General Information	1
Incorporation of Documents by Reference into the Statement of Additional Information	2
Pro Forma Financial Information	4

General Information

This SAI relates specifically to a proposed merger of the following six real estate investment trusts (“REITs”) (each a “Target Company” and together, the “Target Companies”):
Fundrise Income eREIT II, LLC;
Fundrise Income eREIT III, LLC;
Fundrise Income eREIT 2019, LLC;
Fundrise Income eREIT V, LLC;
Fundrise eREIT XIV, LLC and
Fundrise Real Estate Investment Trust, LLC.
The Target Companies will be merged with and into the Acquiring Fund (each a “Merger” and together, the “Mergers”). Pursuant to the operating agreements of the Target Companies, a
1

Merger does not require the approval of shareholders of a Target Company but instead is subject to the approval of the Manager and the Independent Representative, which approvals were given on February 14, 2022.  In addition, the Board of Directors of the Acquiring Fund (the “Board”) approved the Mergers on January 18, 2022.

At the effective time of a Merger, for each respective Target Company, (1) the Target Company will be merged with and into the Acquiring Fund; (2) the assets and liabilities of the Target Company will be merged into the Acquiring Fund; and (3) the total value of the Acquiring Fund shares that shareholders will receive in a Merger will be the same as the total value of the shares of the Target Company that shareholders held immediately prior to the Merger. In calculating the exchange ratio for a Merger for shares of each Target Company and the Acquiring Fund, the net asset value (“NAV”) per share of each Target Company and the Acquiring Fund will be  as determined in accordance with the requirements of the 1940 Act, Accounting Standards Codification 820 of the Financial Accounting Standards Board’s Generally Accepted Accounting Principles guidance, and the valuation procedures and the Limited Liability Company Operating Agreements (an “Operating Agreement”) of each of the Target Companies and the Acquiring Fund.  Immediately following the effective time of a Merger, the Acquiring Fund will distribute the common shares of the Acquiring Fund to shareholders of the Target Company and shareholders of the Target Company receiving shares of the Acquiring Fund through the distribution shall be admitted as shareholders of the Acquiring Fund according to the terms of the Acquiring Fund’s Operating Agreement.
Each Merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and shareholders are generally not expected to realize gain or loss for U.S. federal income tax purposes in connection with the Merger, meaning that shareholders should not be required to pay any U.S. federal income tax in connection with a Merger. No sales charges or redemption fees will be imposed in connection with a Merger.
Incorporation of Documents by Reference into the Statement of Additional Information
Further information about the Acquiring Fund is contained in the Acquiring Fund’s Statement of Additional Information dated January 31, 2022 (filed via EDGAR on February 18, 2022, Accession No. 0001137439-22-000130) which is incorporated herein by reference. Because the Acquiring Fund was newly created for purposes of the Merger, the Acquiring Fund has not yet published an annual or semi-annual report to shareholders.  The Acquiring Fund will commence operations upon consummation of the Mergers and continue the operations of the Target Companies.  The Acquiring Fund shall be the corporate and  accounting survivor of the Merger.

This SAI incorporates by reference the following financial statements that are contained in the annual and semiannual reports to shareholders of the Target Companies, which have each been filed with the Securities and Exchange Commission and will be sent to any shareholder requesting this SAI.  No other parts of the annual report or semiannual reports are incorporated herein by reference:

1.	The audited financial statements and related report of the independent auditor included in
2

the Annual Report to Shareholders of Fundrise Income eREIT II, LLC for the fiscal year ended December 31, 2020 (filed via EDGAR on April 14, 2021, Accession No. 0001104659-21-049915);
2.
The unaudited financial statements included in the Semiannual Report to Shareholders of Fundrise Income eREIT II, LLC for the period ended June 30, 2021 (filed via EDGAR on September 17, 2021, Accession No. 0001104659-21-117014);

3.
The audited financial statements and related report of the independent auditor included in the Annual Report to Shareholders of Fundrise Income eREIT III, LLC for the fiscal year ended December 31, 2020 (filed via EDGAR on April 14, 2021, Accession No. 0001104659-21-049923);

4.
The unaudited financial statements included in the Semiannual Report to Shareholders of Fundrise Income eREIT III, LLC for the period ended June 30, 2021 (filed via EDGAR on September 21, 2021, Accession No. 0001104659-21-117449);

5.
The audited financial statements and related report of the independent auditor included in the Annual Report to Shareholders of Fundrise Income eREIT 2019, LLC for the fiscal year ended December 31, 2020 (filed via EDGAR on April 14, 2021, Accession No. 0001104659-21-050264);

6.
The unaudited financial statements included in the Semiannual Report to Shareholders of Fundrise Income eREIT 2019, LLC for the period ended June 30, 2021 (filed via EDGAR on September 20, 2021, Accession No. 0001104659-21-117427);

7.
The audited financial statements and related report of the independent auditor included in the Annual Report to Shareholders of Fundrise Income eREIT V, LLC for the fiscal year ended December 31, 2020 (filed via EDGAR on April 13, 2021, Accession No. 0001104659-21-049453);

8.
The unaudited financial statements included in the Semiannual Report to Shareholders of Fundrise Income eREIT V, LLC for the period ended June 30, 2021 (filed via EDGAR on September 28, 2021, Accession No. 0001104659-21-119885);

9.
The audited financial statements and related report of the independent auditor included in the Annual Report to Shareholders of Fundrise eREIT XIV, LLC for the fiscal year ended December 31, 2020 (filed via EDGAR on April 12, 2021, Accession No. 0001104659-21-049034);

10.
The unaudited financial statements included in the Semiannual Report to Shareholders of Fundrise eREIT XIV, LLC for the period ended June 30, 2021 (filed via EDGAR on September 20, 2021, Accession No. 0001104659-21-117060);

11.
The audited financial statements and related report of the independent auditor included in the Annual Report to Shareholders of Fundrise Real Estate Investment Trust, LLC for the fiscal year ended December 31, 2020 (filed via EDGAR on April 22, 2021, Accession No. 0001104659-21-053312); and

12.
The unaudited financial statements included in the Semiannual Report to Shareholders of Fundrise Real Estate Investment Trust, LLC for the period ended June 30, 2021 (filed via EDGAR on September 28, 2021, Accession No. 0001104659-21-119870).

3

13.
The audited financial statements of Fundrise Income Real Estate Fund, LLC, as of November 4, 2021, and the related report of KPMG, LLP, dated January 26, 2022 (filed via EDGAR on January 27, 2022, Accession No. 001137439-22-000039).

Pro Forma Financial Information

 Unaudited Pro Forma Combined Financial Information

Fundrise Income eREIT II, LLC (“Income eREIT II”); Fundrise Income eREIT III, LLC (“Income eREIT III”); Fundrise Income eREIT 2019, LLC (“Income eREIT 2019”); Fundrise Income eREIT V, LLC (“Income eREIT V”); Fundrise eREIT XIV, LLC (“eREIT XIV”), and Fundrise Real Estate Investment Trust, LLC (“Income eREIT”) (each, a “Target Company” and collectively, the “Target Companies”), intend to merge with and into the Fundrise Income Real Estate Fund, LLC (the “Acquiring Fund”), and the Acquiring Fund will continue as the surviving entity (each a “Merger” and together the “Mergers”).

At the effective time of a Merger, for each respective Target Company, (1) the Target Company will be merged with and into the Acquiring Fund and the Acquiring Fund will be the surviving entity of the Merger and the separate existence of the Target Company shall terminate; (2) the real and personal property, other assets, rights, privileges, immunities, powers, purposes, franchises, liabilities, and obligations of the Target Company will continue unaffected and unimpaired by the Merger and shall be merged into the Acquiring Fund; and (3) the Acquiring Fund will issue Acquiring Fund common shares to the shareholders of the Target Company for each issued and outstanding common share of the Target Company based on the net asset value (“NAV”) per share, as of the date of the Merger, of the Acquiring Fund common share divided by the NAV per share, as of the date of the Merger, of the Target Company’s common share, as determined in accordance with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), Accounting Standards Codification 820 of the Financial Accounting Standards Board’s Generally Accepted Accounting Principles’ guidance, and the valuation procedures and the Limited Liability Company Operating Agreements (an “Operating Agreement”) of each of the Target Companies and the Acquiring Fund. The total value of the Acquiring Fund shares that shareholders will receive in a Merger will be the same as the total value of the shares of the Target Company that shareholders held immediately prior to the Merger.

The Acquiring Fund will be the accounting survivor, as a result the following unaudited pro forma condensed combined financial statements are based on the Acquiring Fund’s historical consolidated financial statements and the Target Companies’ historical consolidated financial statements as adjusted to give effect to the Acquiring Fund’s acquisition of the Target Companies. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the pro forma condensed combined statements of operations for the year ended December 31, 2020 give effect to these transaction as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined statement of assets and liabilities as of June 30, 2021 gives effect to these transactions as if they had occurred on June 30, 2021. We have also included an unaudited combined schedule of investments of the Target Companies as of June 30, 2021 to accompany the pro forma statement of assets and liabilities and statements of operations.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Acquiring Fund’s registration statement filed on Form N-2 and Form N-14.
4

Unaudited Schedule of Investments of Target Companies
As of June 30, 2021
(In thousands)

Location	Type of Property	Investment Type	Date of Acquisition	Approximate Cost Basis As of 6/30/21 (*)	Estimated Fair Value As of 6/30/21 (**)
Fundrise Real Estate Investment Trust, LLC						
Ace Hotel Controlled Subsidiary, 0.00%, 11/13/2018, (1),(2),(3),(4)	Pittsburgh, PA	Hotel	Preferred Equity	12/15/15	$2,229	$2,244
Breckenridge Aspen Heights Controlled Subsidiary, 11.00%, 1/1/2026, (3),(4)	Springfield, MO	Multifamily	Preferred Equity	12/11/17	$4,500	$4,527
RSE Coastal Village Controlled Subsidiary, 10.50%, 7/10/2023, (3),(4)	Fort Myers, FL	Multifamily	Preferred Equity	06/29/18	$7,927	$7,923
1923 9th St NW Senior Loan, 9.75% of which 4% is PIK, 6/4/2020, (3),(4),(5)	Washington, DC	Land	Senior Debt	06/04/18	$2,418	$1,179
AmeriPacific Eagle Rock Senior Loan, 11.98%, 8/9/2021, (3),(4)	Los Angeles, CA	Land	Senior Debt	08/09/18	$2,200	$2,200
RKD 2111 Pacific Senior Loan, A note, 11.50%, 8/23/2021, (3),(4)	San Pedro, CA	Land	Senior Debt	08/23/18	$2,600	$2,600
Comstock 3845 Fletcher Drive, 10.65%,11/2/2021, (3),(4)	Los Angeles, CA	Land	Senior Debt	11/02/18	$5,000	$5,000
TLLC El Sereno Senior Loan, 10.5%, 12/14/2021, (3),(4)	Los Angeles, CA	Land	Senior Debt	06/14/19	$4,682	$4,682
Station East Loan, 9.50%, 9/3/2021, (3),(4)	Union City, CA	Land	Senior Debt	09/03/19	$25,000	$25,000
RSE Siena Controlled Subsidiary, (3),(4)	Plantation, FL	Multifamily	JV Equity	12/10/18	$6,000	$6,800
CC1 Controlled Subsidiary, (2),(3),(4)	Dade City, FL	Land	Wholly-Owned Investment	03/29/21	$6,485	$6,587
VF1 Controlled Subsidiary, (2),(3),(4)	Conyers, GA	Land	Wholly-Owned Investment	04/13/21	$3,628	$3,670
Fundrise Income eREIT II, LLC						
RSE The Reef Controlled Subsidiary, 10.90% of which 4.07% is PIK, 9/1/2028, (3),(4)	Fort Myers, FL	Multifamily	Preferred Equity	08/31/18	$7,851	$7,895
RSE Mosby Lakeside Controlled Subsidiary, 13.00% PIK, 11/5/2021, (3),(4)	Pooler, GA	Multifamily	Preferred Equity	11/05/18	$10,742	$10,742
Boat Senior Loan, 9.90%, 7/8/2021, (3),(4)	Upland, CA	Land	Senior Debt	04/08/19	$1,610	$1,610
The Station East Owner II, 9.50%, 11/20/2023, (3),(4)	Union City, CA	Land	Senior Debt	11/20/20	$19,255	$19,282
Grand Mezzanine Loan, 10.55% PIK, 1/20/2024, (3),(4)	El Mirage, AZ	Multifamily	Mezzanine Debt	01/20/21	$2,152	$2,152
23Hundred at Ridgeview Ranch, (3),(4)	Plano, TX	Multifamily	JV Equity	12/10/18	$5,650	$6,704
The View at Lakeside, (3),(4)	Lewisville, TX	Multifamily	JV Equity	05/11/21	$6,105	$6,163
Luxe JV, LP, (3),(4)	Tampa, FL	Multifamily	JV Equity	05/13/21	$7,670	$7,734
Fundrise Income eREIT III, LLC						
SF Senior Loan, 9.00%, 10/15/2021, (3),(4)	Los Angeles, CA	Land	Senior Debt	10/15/19	$3,350	$3,350
RSE Carter Portfolio Controlled Subsidiary, (3),(4)	Savannah, GA; Garden City, GA	Multifamily	JV Equity	05/31/19	$28,457	$38,037
Fundrise Income eREIT 2019, LLC						
4927 Washington Senior Loan, 10.90%, 9/19/2021, (3),(4)	Los Angeles, CA	Land	Senior Debt	07/19/19	$3,000	$3,000
Ingleside Controlled Subsidiary, (3),(4)	North Charleston, SC	Multifamily	JV Equity	09/30/19	$15,138	$17,082
Hampden Controlled Subsidiary, (3),(4)	Greenville, SC	Multifamily	JV Equity	09/30/19	$14,281	$16,226
Fundrise Income eREIT V, LLC						
HM Senior Loan, 9.00%, 3/9/2023, (3),(4)	Atlanta, GA	Land	Senior Debt	03/09/20	$9,460	$9,460
Vose VN Senior Loan, 9.75%, 11/12/2021, (3),(4)	Van Nuys, CA	Multifamily	Senior Debt	11/09/20	$12,463	$12,463
Oakridge Mezzanine Loan, 12.50% PIK, 10/23/2023, (3),(4)	Forney, TX	Multifamily	Mezzanine Debt	10/23/20	$10,943	$10,943
4 Fifty Five JV LLC, (3),(4)	Antioch, TN	Multifamily	JV Equity	04/16/21	$5,252	$5,329
Liberty Hills JV LP, (3),(4)	Houston, TX	Multifamily	JV Equity	04/23/21	$7,031	$7,110
Essex Portfolio LP, 3.25%, 5/1/2023, (3),(4)	N/A	N/A	Held-to-Maturity Debt Security	11/01/19	$43	$44
Fundrise eREIT XIV, LLC						
Lakeridge Mezzanine Loan, 12.50% PIK, 11/20/2024, (3),(4)	Arlington, TX	Multifamily	Mezzanine Debt	11/20/20	$3,273	$3,273
Water Terrace Controlled Subsidiary, 10.10%, 12/1/2030, (3),(4)	Sunrise, FL	Multifamily	Preferred Equity	12/01/20	$18,643	$18,643
FR-MP Brandon Glen JV LLC, (3),(4)	Conyers, GA	Multifamily	JV Equity	01/08/21	$7,608	$8,276
AA JV LP, (3),(4)	Tampa, FL	Multifamily	JV Equity	04/23/21	$6,615	$6,686
Presley JV LP, (3),(4)	Charlotte, NC	Multifamily	JV Equity	05/13/21	$4,852	$4,881
			Total		$284,113	$299,497

(1) This security is in default as of June 30, 2021; no interest is accruing.
(2) Non-income producing security.
(3) Value determined using significant unobservable inputs.
(4) Restricted security.
(5) This security is in default as of June 30, 2021; interest is accruing at contractual rates and being paid down from sale proceeds of underlying properties.

(*) For debt and preferred equity investments, this includes the stated amount of cash invested to date, interest that was contractually converted to principal, and interest income received in kind. For JV Equity this represents cash fundings to date less distributions that have been deemed to be return of capital. For Wholly-Owned Investments this represents initial acquisition price and any subsequent follow-on investments.

(**) The Target Companies report under US GAAP but do not report their real estate assets at fair value. Accordingly, NAV estimates have been used to approximate fair value. The Fund intends to use an independent evaluator in calculating the fair value of the Target Company Assets in connection with the merger.

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Unaudited Pro Forma Condensed Combined Statement of Assets and Liabilities
As of June 30, 2021
(In thousands)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information
6

Unaudited Pro Forma Condensed Combined Statements of Operations
Six Months Ended June 30, 2021
(In thousands, except per share information)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

7

Unaudited Pro Forma Condensed Combined Statements of Operations
Year Ended December 31, 2020
(In thousands, except per share information)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

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Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Amounts in thousands)

1.	Basis of Presentation

The historical financial statements have been adjusted in the pro forma combined financial statements to give effect for (i) transaction accounting adjustments (ii) autonomous entity adjustments and (iii) management’s adjustments, as required and reflects the Acquiring Fund as the accounting survivor.

The acquisition was accounted for under the asset acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Acquiring Fund has preliminarily estimated the relative fair value of the Acquirees’ assets acquired, and liabilities assumed and conformed the accounting policies of the Acquirees.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the date indicated. They also do not reflect any costs related to the merger transaction as the Manager will bear all costs associated with the Mergers on behalf of the Target Companies and the Acquiring Fund, which are estimated to be $250,000. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financials position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. Each Merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and shareholders are generally not expected to realize gain or loss for U.S. federal income tax purposes in connection with the Merger, meaning that shareholders should not be required to pay any federal income tax in connection with the Merger as such there are no required tax related adjustments included in the pro forma combined financial statements. The following adjustments (stated in thousands and as a basis point or percentage impact on the unadjusted combined Net Assets as of the respective period end date) have been reflected in the unaudited pro forma condensed combined financial information:

(a)
Represents a net adjustment as of June 30, 2021, of approximately $15,974 (3.90%), to the aggregate carrying value of Investments in debt securities, net, Real estate debt investments, Investments in equity method investees and Investments in real estate held for improvement. This adjustment was made to reclassify Investments in debt securities, net, Real estate debt investments, Investments in equity method investees and Investments in real estate held for improvement into Investments, at fair value, adjust the basis of investments to fair value (an increase of $36,688 (8.96%), calculated as the delta between historic carrying value and estimated fair value), and to reflect the dissolution of the Target Companies investment in National Lending, LLC (a decrease of $20,714 (5.06%) to Investments in equity method investees and a corresponding increase to Cash and cash equivalents). The Acquiring Fund has estimated the fair value of the investments as of June 30, 2021. The Acquiring Fund intends to use an Independent Evaluator in calculating the fair value of the Target Companies assets at the effective time of the merger. Therefore, actual results may vary from the estimates herein.

(b)
National Lending, LLC is an affiliated entity that was formed for the purposes of providing liquidity to the Target Companies and other affiliated eREITs. Each eREIT contributes an amount to National Lending, LLC in exchange for ownership interests, to approximate 5% of assets under management and the ability to participate in short-term bridge financing through promissory notes from National Lending, LLC. As the Acquiring Fund will not engage in any related party borrowings and this investment does not support the investment objective of the Acquiring Fund this investment will be divested (as noted above a decrease in Investments in equity method investees of $20,714 (5.06%)), and the related notes payable will be repaid (reflected as an adjustment to decrease in both Cash and cash equivalents and Notes payable-related party), prior to the effective date of the Merger. Additionally, an adjustment of $49 (1 basis point) for the period January 1, 2021 through June 30, 2021 and $190 (5 basis points) for the year ended December 31,

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2020, was made on the Combined Statement of Operations to decrease Interest expense – related party note to remove associated interest expense on the National Lending, LLC notes.
(c)
Reflects the exchange of shareholders’ equity in each of the Target Companies (consisting of Paid in Capital of $404,316 (98.74%) and Accumulated deficit of $33,732 (8.24%)) for equity in the Acquiring Fund (consisting of $370,584 (90.50%) Paid in Capital prior to other pro forma adjustments and $388,768 (94.94%) Paid in Capital subsequent to adjustments. The increase of 462,793 in number of shares represents the additional shares to be issued in connection with the merger to reflect the exchange of shares at each respective Target Companies’ NAV per share (ranging from $10.05 to $10.25) to the Acquiring Fund NAV per share of $10.00.

(d)
The Target Companies declare distributions monthly in advance of the related distribution period and record the related estimated payable, whereas the Acquiring Fund records distributions and related payable on the ex-dividend date.  As a result of this policy difference, a pro forma adjustment of $2,210 (54 basis points) to decrease Distributions payable was made with an offset to Paid in Capital to reverse amounts initially recorded for the estimated July 2021 distribution.

(e)
The Target Companies recorded distributions received from Investments in equity method investees as a reduction to the carrying value, whereas the Acquiring Fund records distributions from underlying investments as dividend income on ex-dividend date to the extent that these amounts are estimated to be paid from the underlying economic earnings generated by the investment. This adjustment reflects an increase of $1,847 (45 basis points) for the period January 1, 2021 through June 30, 2021 and $1,994 (54 basis points) for the year ended December 31, 2020 to Dividend Income to reflect the distributions from equity method investments that were estimated to have been paid from economic earnings.

(f)
Represents adjustments to disaggregate the Target Companies’ General and administrative expenses into the captions required by Regulation S-X and ASC 946. See below for summary of adjustments made related to historical expenses:

For the period January 1, 2021 through June 30, 2021:

	Amount	Basis Point Impact
Legal & Professional fees	$96	2
Audit and tax fees	307	7
Financial printing fees	26	1
Transfer agent fees	186	5
Bank and Custody fees	67	2
Other expenses	128	3
General and administrative expenses	(810)	(20)
Net Impact	-	-

For the year ended December 31, 2020:

	Amount	Basis Point Impact
Legal & Professional fees	$133	3
Audit and tax fees	551	15
Financial printing fees	74	2
Transfer agent fees	297	8
Bank and Custody fees	116	3
Other expenses	169	5
General and administrative expenses	(1,340)	(36)
Net Impact	-	-

(g)
Reflect adjustments to recognize synergies and dis-synergies associated with the Merger.  The Target Companies operate under Regulation A, while the Acquiring Fund is a registered investment company and subject to the requirements of the 1940 Act, which creates additional expenses not included in the Target Companies historical expenses, which include board of directors’ fees, custody fees and insurance costs.

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While we note these dis-synergies are created due to the regulatory environment we also considered synergies created from operating as six individual entities to operating as a single entity, these synergies impact Audit and tax fees and Transfer agent fees.  See below for a breakout of the impact of these synergies and dis-synergies:

For the period January 1, 2021 through June 30, 2021:

	Historical	(Synergies) / Dis-synergies	Note	Pro forma	Basis Point Impact
Asset management and other fees – related party	$1,709			$1,709
Legal & Professional fees	96			96
Audit and tax fees	307	(177)	g-1	130	(4)
Financial printing fees	26			26
Transfer agent fees	186	(51)	g-2	135	(1)
Directors' fees	-	70	g-3	70	2
Bank and Custody fees	67	158	g-4	225	4
Insurance	-	44	g-5	44	1
Other expenses	128			128
Total	$2,519	44		$2,563	2

For the year ended December 31, 2021:
	Historical	(Synergies) / Dis-synergies	Note	Pro forma	Basis Point Impact
Asset management and other fees – related party	$2,622			$2,622
Legal & Professional fees	133			133
Audit and tax fees	551	(291)	g-1	260	(8)
Financial printing fees	74			74
Transfer agent fees	297	(112)	g-2	185	(3)
Directors' fees	-	140	g-3	140	4
Bank and Custody fees	116	290	g-4	406	8
Insurance	-	88	g-5	88	2
Other expenses	169			169
Total	$3,962	115		$4,077	3

g-1 This synergy reflects the savings associated with reducing the number of audits from six to one, as well as reducing REIT compliance monitoring from six entities to one. The resulting pro forma Audit and tax fee balance is based on the fees of another registered investment company in the complex with the same structure and similar asset composition.
g-2 This synergy reflects savings associated with consolidating all shareholder accounts to a single entity, within a tiered cost structure.  The resulting pro forma Transfer agent fees is based on the aggregate number of shareholder accounts within the Target Companies as the end of each respective reporting period and the fees contractually agreed upon at the fund complex level.
g-3 This dis-synergy is based on the costs associated with the required governance structure of the Acquiring Fund for the fees paid to the Board of Directors.  The resulting pro forma Directors’ fees are based on another registered investment company in the complex with the same structure and similar asset composition.
g-4 This dis-synergy relates to the regulatory environment of the Acquiring Fund, which requires cash and assets to be held with a custodian.  The resulting pro forma Bank and Custody fees includes all historical costs plus an additional custodian fee estimated based on historical cash and asset balances and the contractual fee structure in place with another registered investment company in the complex with the same structure and similar asset composition.
g-5 This dis-synergy relates to additional insurance costs associated with the fidelity bond, Directors and officers/errors and omissions liability insurance and other insurance premiums that will be carried by the Acquiring Fund.  The pro forma Insurance balance is estimated based on existing premiums paid by
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another registered investment company in the complex with the same structure and similar asset composition.

(h)
The Acquiring Fund records all investments at fair value, with changes in fair value recorded through the statement of operations as Net change in Unrealized appreciation/(depreciation).  The Target Companies debt investments are carried at cost and adjusted for impairment through Credit losses, and equity method investments are recorded at cost and adjusted to recognize their share of net earnings or losses through Equity in earnings (losses).  As a result of these accounting policy differences, we recorded an adjustment of $4,011 (98 basis points) for the period January 1, 2021 through June 30, 2021 and $9,248 (2.51%) for the year ended December 31, 2020 to Net change in unrealized appreciation/(depreciation) to reflect the change in fair value for the period.  Additionally, we recorded an adjustment of $157 (4 basis points) for the period January 1, 2021 through June 30, 2021 and $1,437 (39 basis points) for the year ended December 31, 2020 to Credit losses to remove the impact of impairment.  Lastly, we recorded an adjustment of $2,180 (53 basis points) for the period January 1, 2021 through June 30, 2021 and $3,983 (1.08%) for the year ended December 31, 2020 to Equity in earnings (losses) to remove the impact equity in earnings adjustments.

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